UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ⌧                            Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧ No fee required.

◻ Fee paid previously with preliminary materials.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Thursday, June 8, 2023 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.

Only stockholders of record at the close of business on April 17, 2023, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Stockholders who own shares of our common stock beneficially through a bank, broker or other nominee will also be entitled to attend the Annual Meeting.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked:

1	To elect fourteen directors to serve on our Board of Directors for the ensuing year,
2	For an advisory and non-binding vote on the compensation of our named executive officers,
3	For an advisory and non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers, and
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.

At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

May 5, 2023

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on:

Thursday, June 8, 2023	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

For the following purposes:

1	To elect fourteen directors to serve on our Board of Directors for the ensuing year,
2	To hold an advisory and non-binding vote on the compensation of our named executive officers,
3	To hold an advisory and non-binding vote on the frequency of future advisory votes on the compensation of our named executive officers,
4	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, and
5	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

 Only stockholders of record at the close of business on April 17, 2023 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 8, 2023

The Proxy Statement and our 2022 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 5, 2023

1	PROXY STATEMENT	25	CORPORATE SOCIAL RESPONSIBILITY
1	General Information	27	COMPENSATION DISCUSSION AND ANALYSIS
4	PROXY SUMMARY	27	CD&A Table of Contents
4	Annual Meeting of Stockholders	28	Executive Summary
4	Business Information—About G-III	33	Elements of Our Compensation Program—What We Pay and Why
5	Our Business Performance in Fiscal 2023	37	Other Compensation and Governance Programs, Policies and Considerations
7	Our Director Nominees	38	How We Make Compensation Decisions
9	Governance Highlights	39	COMPENSATION COMMITTEE REPORT
9	Stockholder Outreach	40	EXECUTIVE COMPENSATION TABLES
10	Corporate Social Responsibility	49	CEO PAY RATIO
11	Human Capital	50	PAY VS. PERFORMANCE
12	Executive Compensation Highlights	53	DIRECTOR COMPENSATION
13	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers	55	PROPOSAL NO. 1 ELECTION OF DIRECTORS
14	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT	62	PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
17	CORPORATE GOVERNANCE	63	PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO OUR 2015 LONG-TERM INCENTIVE PLAN
17	Board of Directors	64	AUDIT COMMITTEE REPORT
17	Audit Committee	65	PRINCIPAL ACCOUNTING FEES AND SERVICES
18	Compensation Committee	66	PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
19	Nominating and Corporate Governance Committee	67	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
21	Stockholder Communications	68	STOCKHOLDER PROPOSALS
22	Risk Oversight	69	OTHER BUSINESS
22	Leadership Structure of the Board
23	Additional Corporate Governance Policies

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

2023 PROXY STATEMENT / i

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about May 5, 2023) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on:

Thursday, June 8, 2023	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

It is proposed that, at the Annual Meeting, we:

1	Elect fourteen directors to serve on our Board of Directors for the ensuing year,
2	Hold an advisory and non-binding vote on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”),
3	Hold an advisory and non-binding vote on the frequency of future advisory votes on the compensation of our Named Executive Officers, and
4	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom (except our proxy solicitor D.F. King) will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. In addition to solicitations by mail, we have retained D.F. King to aid in the solicitation of proxies for the Annual Meeting at an estimated fee of $11,500. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the

2023 PROXY STATEMENT / 1

Proxy Statement

Annual Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the election of each of the fourteen nominees for director as shown on the form of proxy,
(ii)	“FOR” approval of the compensation of our Named Executive Officers,
(iii)	“ONE YEAR”, with respect to the advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers,
(iv)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, and
(v)	in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On April 17, 2023, there were 45,591,328 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 17, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current Nasdaq rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024, but will not be authorized to vote with respect to the (a) election of our fourteen nominees for director, (b) advisory and non-binding vote on the compensation of our Named Executive Officers or (c) advisory and non-binding vote on the frequency of future advisory votes on compensation of our Named Executive Officers, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The fourteen nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation.

See “Corporate Governance—Additional Corporate Governance Policies—Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.

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Proxy Statement

You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the (a) proposal to approve, on an advisory basis, the compensation of our Named Executive Officers and (b) proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

The proxy card provides the stockholders with the opportunity to choose among four alternatives with respect to the advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board’s recommendation. Accordingly, you may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” with respect to the advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers. The alternative that receives the greatest number of votes will be the frequency that stockholders choose. Abstentions will not be taken into account in determining the outcome of this vote.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

2023 PROXY STATEMENT / 3

PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Annual Meeting, as well as information on our business, our Board of Directors and our corporate governance structure. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Annual Meeting of Stockholders	Proposals That Require Your Vote
Date and Time June 8, 2023, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Annual election of 14 directors	FOR each Nominee	Page 58
Place The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019	2	Advisory vote on the compensation of our Named Executive Officers	FOR	Page 65
	3	Advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers	ONE YEAR	Page 66
	4	Ratification of appointment of independent registered public accounting firm	FOR	Page 69
Availability of Proxy Materials The Proxy Statement and our 2022 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.	Business Information—About G-III

G-III designs, sources and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as women’s handbags, footwear, small leather goods, cold weather accessories and luggage.

Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of success, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of more than 30 licensed and proprietary brands, anchored by our global power brands: DKNY, Donna Karan, Karl Lagerfeld, Calvin Klein and Tommy Hilfiger.

We are brand owners and licensees, and we distribute our products through multiple channels.

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Proxy Summary

Our Business Performance in Fiscal 2023

Net Sales $3.2B Increased from $2.8B last year; compares to $3.2B three years ago pre-pandemic	Adjusted EBITDA* $266M Despite strong top-line performance, we faced supply chain challenges that impacted our profitability	Non-GAAP Net Income* $139M Compares to $208M last year	Non-GAAP Diluted Net Income Per Share* $2.85 Compares to $4.20 last year

*Please see Appendix A for a reconciliation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success.

Our Board believes that the relative performance of our Common Stock, as measured by total stockholder return, is an important performance indicator. Despite strong operating performance, our stock price performance over the past three to five years has underperformed the S&P Textiles, Apparel & Luxury Goods Industry Index and the S&P 500 Index. We believe that our shareholders attribute this underperformance to the uncertainty related to the renewal of important licenses, challenges faced by our department store customers and our own retail stores, and the uncertainties of operating a business where we import a significant amount of our product from China. We are confident that the initiatives we are undertaking, described below, will build shareholder value.

In May 2022, we acquired the remaining 81% interest in the iconic Karl Lagerfeld brand. The addition of the Karl Lagerfeld brand to our portfolio of owned brands advances several of our strategic initiatives, including increasing the direct ownership of brands, capitalizing on their licensing opportunities and further diversifying our global presence. This acquisition represents a significant opportunity to expand our international growth by further developing our European-based brands, which also include Vilebrequin and Sonia Rykiel. We believe that Karl Lagerfeld’s existing digital channel presence could enable us to enhance our omni-channel business and further accelerate our digital initiatives.

In November 2022, we announced the extension of the licenses for Calvin Klein and Tommy Hilfiger products. The amendments to the license agreements for these products provide for staggered extensions by category that expire beginning December 31, 2024 and continuing through December 31, 2027. PVH Corp., the owner of these two brands, has indicated that it intends to produce these products itself once the license agreements expire.

We have been actively pursuing a number of near-term growth initiatives across our current owned and licensed brands, as well as with respect to private label brands, including category, geographic and digital expansion. We are also directing resources toward new growth areas, including further leaning into building our own brands, broadening our European business, developing new licensing opportunities and continuing to acquire new businesses. Our team remains steadfast in its focus on executing our strategy for long-term value creation. We believe that our management team, led by Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, is best positioned to navigate these challenges and create the opportunity for significant shareholder value creation.

Near-term growth initiatives include:

◾	Taking advantage of the strength of our owned Karl Lagerfeld and DKNY brands, as well as our European-based Vilebrequin and Sonia Rykiel brands, to continue to grow internationally;

◾	Repositioning and expansion of the Donna Karan brand for Spring 2024;

2023 PROXY STATEMENT / 5

Proxy Summary

◾	Signing a new long-term, multi-category license for women’s apparel for the Nautica brand in North America with initial product offerings targeted for January 2024.

In addition to developing and expanding our DKNY and Donna Karan brands, focusing on our global power brands and expanding our international business, other strategic growth initiatives include:

◾	Owning brands - We own a portfolio of proprietary brands including DKNY, Donna Karan, Karl Lagerfeld, Vilebrequin, Eliza J, Jessica Howard, G.H. Bass, Andrew Marc and Sonia Rykiel. Owning brands provides a number of advantages including higher operating margins, the ability to generate licensing revenues and building equity in these brands to benefit the long-term interests of our stockholders; and
◾	Increasing digital channel opportunities - We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the digital marketplace in the retail sector and expect to increase the sale of our products in an omni-channel environment. Our global power brands serve as the anchor of our business and position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the digital channel businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own digital capabilities.
◾	Increasing our private label business - Through our overseas office and strong relationships with retailers, and brands, we have built a solid private label business which increased by 50% in fiscal 2023. Our private label customers include department store, specialty, off-price and club retailers and we recently expanded into mass retail.

We maintain a strong financial position with approximately $750 million of liquidity in cash and availability at fiscal year-end. We also repurchased $27 million of stock last year and authorized an increase to 10 million shares under our share repurchase program.

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Proxy Summary

Our Director Nominees

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to elect fourteen directors to serve on our Board of Directors for the ensuing year. Lisa Warner Wardell, a current director, has decided not to stand for reelection at the Annual Meeting. Dr. Joyce F. Brown, Michael Shaffer and Andrew Yaeger are new director nominees at this year’s Annual Meeting. Assuming election as a director at the Annual Meeting, it is expected that Mr. Shaffer will be appointed to the Audit Committee. After the Annual Meeting, it is expected that Victor Herrero will be appointed to the Audit Committee, Thomas J. Brosig will be appointed to the Compensation Committee and Mr. Brosig will no longer serve on the Audit Committee.

Our director nominees are listed below.

Name and Primary Occupation	Age	Director since	Independent	Committee and Board Roles
Audit	Compensation	Nominating & Corporate Governance
Morris Goldfarb Chairman & CEO, G-III	72	1974
Sammy Aaron Vice Chairman and President, G-III	63	2005
Thomas J. Brosig Former President, Nikki Beach Worldwide and former President and CEO, Penrod’s Restaurant Group	73	1992	●
Dr. Joyce F. Brown President, Fashion Institute of Technology	76	New Nominee
Alan Feller Retired CFO, G-III	81	1996
Jeffrey Goldfarb Executive Vice President, G-III	46	2009
Victor Herrero Chief Executive Officer and Chairman, Clarks	54	2019
Robert L. Johnson Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET)	76	2020	●
Patti H. Ongman Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s	67	2022	●
Laura Pomerantz Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield	75	2005	●
Michael Shaffer Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp.	60	New Nominee
Cheryl Vitali Global President, L’Oréal’s American Luxury Brands	62	2011	●

2023 PROXY STATEMENT / 7

Proxy Summary

Richard White CEO, Aeolus Capital Group LLC	69	2003	●		●
Andrew Yaeger Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc.	45	New Nominee
Meetings in Fiscal 2023			8	5	3

Committee Chair	● Member	Financial Expert	Chairman of the Board	Lead Independent Director

Board of Directors Nominees Snapshot

The information in this section reflects the composition of the Board of Directors after the Annual Meeting. We have made substantial progress with respect to Board independence (from 67% to 79%), tenure (from 17 to 14.1 years) and diversity (3 women to 4 women and 8% to 29% ethnically diverse) over the past 4 years.

Skills and Experience

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Proxy Summary

Retail	Marketing	Other Boards	Technology

Governance Highlights

G-III has established strong policies that follow best practices for corporate governance:

Annual election of directors	Robust stock ownership guidelines for executive officers and directors
Experienced Lead Independent Director	Anti-pledging and anti-hedging policies
Regular executive sessions of independent directors	Clawback policy for executive compensation in the event of financial restatements
Board committees composed entirely of independent directors	Established standards for director selection, independence and qualifications

Extensive stockholder outreach led by our Lead Independent Director, with our CFO, Senior Vice President, Investor Relations and the Compensation Committee’s compensation consultant also participating, to obtain direct stockholder feedback

Director resignation policy if a nominee to the Board of Directors fails to receive majority support
Enhanced disclosure of environmental, social and governance initiatives	Annual Say on Pay vote

Stockholder Outreach

G-III and its Board of Directors greatly value the opinions of its stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. A summary of our recent outreach efforts is provided below:

Calendar Year	Percentage of Stockholders Invited to Engage	Percentage of Stockholders Choosing to Participate in Engagement
2023	88%	59%
2022	93%	70%
2021	89%	62%
2020	91%	59%

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors. The major issue raised by our stockholders involved the contractual annual cash incentive formulas in effect for our Chairman and CEO and our Vice Chairman and President. We believe that the annual cash incentive formula, as evidenced by its application in fiscal 2023, is a reasonable performance metric that rewards results that meet or exceed our forecasts and provides for reduced or no

2023 PROXY STATEMENT / 9

Proxy Summary

annual cash incentive award when results are below our forecasts. The application of these formulas in fiscal 2023 resulted in each of our Chairman and CEO and our Vice Chairman and President receiving no bonus for the fiscal year.

More information on our stockholder outreach and our "say on pay” results last year and our response is provided beginning on page 30.

Corporate Social Responsibility

We spent significant time implementing our key initiatives, developing programs and furthering our Corporate Social Responsibility (“CSR”) agenda.

●	Engage Our People - Embodying our spirit of agility and entrepreneurism, in fiscal 2023 our teams continued to build on the success we achieved in fiscal 2022 as we ensured that business was conducted despite the impact of the COVID-19 pandemic. With teams back in the office fulltime, we began developing and executing several team building activities to bring people together such as our Lunch and Learn program. We also further engaged our supply chain partners to improve their employment practices and positively impact the workforce within our supply chain.

We understand that the success of our supply chain is critical to our future and we have taken important steps to improve it. We joined the Sustainable Apparel Coalition (“SAC”) which works to reduce the social and environmental impact of apparel, footwear and textile production around the world by employing the Higg Factory Evaluation Module (“FEM”) which is an environmental assessment of supply chain factories shared among brands and industries. SAC has annual requirements and goals for its members to meet to keep the industry moving towards greater sustainability. Engaging our supply chain partners to participate in SAC is intended to result in more factories completing environmental and social assessments that are shared across the industry. This promotes standardized measurement for products and the supply chain and reduces redundancies among brands and factories performing audits of their sustainability practices.

We have continued to focus on the forced labor issues facing our industry and have reviewed our relationships in an attempt to protect against the use of forced labor in our supply chain. We formalized an internal cotton traceability program to further mitigate the risk of forced labor being used to produce product for us. This program includes enhancements to management systems, training, and tracking tools across our supply chain. To further bolster our programs against this risk, we engaged ORITAINTM, a third-party that uses forensic technology to trace materials back to their fiber origins. This traceability is essential to mitigating the risk that forced labor is used throughout the supply chain. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape. Combined with ORITAINTM’s technology and our internal management systems, we are working to mitigate these global supply chain risks. Additionally, with ORITAINTM’s help, we have begun exploring technology partners that can support us with tracing and tracking our total material usage. Taken together, we believe we have developed a strong approach and intend to continue to refine our oversight of our supply chain.

●	Protect Our Environment - We continue to work towards reducing our environmental impact by enacting sustainable fashion practices. We are working on determining our Scope 1 and Scope 2 baseline greenhouse gas (“GHG”) emissions for 2022 reporting based on the proposed rules set forth by the Securities and Exchange Commission in March 2022. Using this baseline, we intend to set strategic goals for reducing our GHG emissions from both a short-term and long-term perspective. We have engaged an industry-leading environmental consultancy to support our understanding our of GHG emissions and assist us in developing best practices to support our goal of reducing our environmental impact. Our focus includes (i) understanding the environmental impact made by our choices and how we can reduce those impacts in thoughtful and strategic ways without disrupting our business and (ii) fostering a culture of environmental understanding and accountability in all that we do.

We are making progress on our goal to use 100% recycled materials for all synthetic fibers by 2030 by working to set goals for adoption of more sustainable materials. We are exploring potential technology solutions to help us reach our goals.

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Proxy Summary

●	Invest in Our Communities – G-III has a longstanding commitment to philanthropy and supporting communities in which we live and serve. We continue to maximize opportunities to give to and engage with our charitable partners. We are involved with various charitable organizations including Ronald McDonald House, Women In Need (“WIN”), UNCF, Delivering Good, Hetrick Martin Institute and City Harvest, in addition to supporting the new Social Justice Center at the Fashion Institute of Technology. We have also partnered with new programs to provide aid to people impacted by current events. This year, we supported the Ukrainian humanitarian crisis financially and through in-kind donations of our products. We also established a new internal committee, comprised of our employees, who are actively involved in developing and executing charitable initiatives across the organization. This committee has already strengthened our involvement with our charitable partners in new ways. G-III is committed to continuing its mission to help others in the community through corporate and employee donations and volunteerism.

Our work with our new consultants is expected to bring about greater change in this coming year as we continue to make progress on our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community. They represent a commitment to the greater good and our role in the global community.

The Board of Directors has responsibility for our CSR efforts and is considering establishing a separate Board committee that would oversee our CSR efforts.

Human Capital

Our People

As of January 31, 2023, we employed approximately 3,600 persons on a full-time basis and approximately 1,100 on a part-time basis. We employ both union and non-union personnel and believe that our relations with our employees are good. We have not experienced any interruption of our operations due to a labor disagreement with our employees.

We are an Equal Opportunity Employer with policies, procedures and practices that recognize the value and worth of each individual, covering matters such as safety, training, advancement, discrimination, harassment and retaliation. We provide training on important issues to our personnel. G-III ensures compliance with labor and employment law issues through a variety of processes and procedures, using both internal and external expertise and resources. We continue to work towards achieving a stronger, more engaging workplace coupled with a foundation for enhancing the employee experience by continuing to promote our passion for our product, pride in our partnerships, our accountability and our entrepreneurial spirit.

We are committed to the health and safety of our employees and customers and have taken extra care to protect them throughout the fluid nature of the pandemic with responsive workplace policies and procedures.

Diversity, Equity and Inclusion

We are a diverse workplace and know that, to succeed, we must become an even more diverse, equitable and inclusive organization. Currently, over 40% of our leadership team and 71% of our overall workforce self-identify as women, and 48% of our overall workforce identify as Black, Indigenous and People of Color (“BIPOC”). Of our fourteen Board members who will comprise our Board after the Annual Meeting, there are four women and four people of diverse backgrounds, exceeding NASDAQ requirements for board diversity. We recognize that insights and ideas from a diverse range of backgrounds will better position us for the future.

Our commitment to Diversity, Equity and Inclusion also extends outside of our business. We are a founding member of the groundbreaking Social Justice Center at the Fashion Institute of Technology (“FIT”), a premier fashion university, whose purpose is to help establish a program that is intended to increase opportunities and accelerate social equity for BIPOC persons entering our industry for years to come. Additionally, we continued our partnership with UNCF (“United Negro College Fund”) by sponsoring four enriching and rewarding student internships. These interns were provided room and board at FIT. They participated in a program that consisted of educational master class sessions and experienced New York theatre and other local programs. In fiscal 2023, we will continue to support UNCF by providing students the opportunity to gain firsthand experience working at G-III.

2023 PROXY STATEMENT / 11

Proxy Summary

Diversity, Equity and Inclusion are at the heart of G-III’s values. We strive to create a workplace with opportunities for all. We have made progress and intend to continue to do so in the coming years.

Talent Acquisition, Development and Retention

Having the right talent in the organization is one of the most critical aspects of our business. This year we grew our HR team to enhance opportunities focused on hiring, developing and retaining talent. We invested in new HR systems that will enhance the recruitment process and facilitate compliance with the continuously changing landscape of employment law. We also introduced a Lunch and Learn program facilitated by our leadership team for employees that has provided an opportunity for continuous learning about our business. We are planning to introduce a G-III Master Class training library in fiscal 2024 that will make these sessions and other educational tools accessible to our employees.

Through our aggressive recruiting, we have been able to bring in best-in-class talent. We had several key hires at the Company, including a new head of digital, who is building a new team to accelerate the development of our digital business. Additionally, we welcomed a new President of Donna Karan/DKNY Europe situated in our Milan office who will continue to develop our expanding reach in Europe.

Compensation, Benefits, Safety and Wellness

We expanded our comprehensive health and retirement benefits to eligible employees this year, most notably, with the introduction of Aetna Inc. for our health plans and Fidelity Investments for our 401(k) plan. We also introduced and sponsored paid subscriptions to Headspace and Noom, smartphone applications that offer dedicated tools to support employee wellness.

Executive Compensation Highlights

In fiscal 2023, our CEO and our Vice Chairman did not earn any cash bonuses, and bonuses to our other NEOs declined as well. As a result, 82% of our CEO’s compensation and 73% of the average compensation of our other NEOs in fiscal 2023 consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO Compensation Mix	Other NEOs Compensation Mix

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Proxy Summary

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 2—Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “Say on Pay” proposal.

More information is provided in the “Compensation Discussion and Analysis” beginning on page 27 and the “Executive Compensation Tables” beginning on page 40.

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

Federal securities law requires that, at least every six years, our stockholders indicate how frequently we should seek an advisory vote (non-binding) on the compensation of our named executive officers, commonly known as the “say on frequency” vote. Six years ago our stockholders recommended that we conduct advisory votes on compensation of our named executive officers, commonly known as the “say on pay” vote, every year.

The Board believes that an annual advisory vote on compensation of our named executive officers has allowed our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year and believes that this practice should continue.

The proxy card provides our stockholders with the opportunity to choose among four alternatives with respect to this proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board’s recommendation.

Although the vote on the frequency of the “say on pay” vote is advisory and nonbinding, our Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on compensation of our named executive officers.

Our Board and our Compensation Committee strongly believe that our stockholders should vote for ONE YEAR with respect to Proposal No. 3—Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers.

For more information with respect to this proposal, see Proposal No. 3 beginning on page 63.

2023 PROXY STATEMENT / 13

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 17, 2023 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2023 Summary Compensation Table; and (iv) all directors and executive officers as a group. Lisa Warner Wardell, a current director of the Company, has decided not to stand for reelection at the Annual Meeting. Dr. Joyce F. Brown, Michael Shaffer and Andrew Yaeger are new director nominees at the Annual Meeting. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 45,591,328 shares of Common Stock outstanding (excluding treasury shares) as of April 17, 2023 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Morris Goldfarb	4,703,922	(1)	10.3%
Sammy Aaron	410,590	(2)	*
Thomas J. Brosig	33,745	(3)	*
Dr. Joyce F. Brown	—		—
Alan Feller	26,423	(4)	*
Jeffrey Goldfarb	526,119	(5)	1.2%
Victor Herrero	28,093	(6)	*
Robert L. Johnson	8,434	(7)	*
Patti H. Ongman	1,696	(8)	*
Laura Pomerantz	40,479	(9)	*
Michael Shaffer	—		—
Cheryl Vitali	45,295	(10)	*
Lisa Warner Wardell	1,696	(11)	*
Richard White	98,496	(12)	*
Andrew Yaeger	—		—
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	7,592,793	(13)	16.7%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,807,357	(14)	10.5%
Madison Avenue International LP
150 East 58th St, 14 Fl
New York, NY 10155	3,377,516	(15)	7.4%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	2,963,911	(16)	6.5%
Neal S. Nackman	80,683	(17)	*
All directors and executive officers as a group (16 persons)	6,005,671	(18)	13.2%

*     Less than one percent

(1)	Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 76,175 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 2,675,239 shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust), (vii) 161,490 shares held by Morris Goldfarb 2018 GRAT JG (Mr. Goldfarb

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Beneficial Ownership of Common Stock by Certain Stockholders and Management

serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust) and (viii) 161,490 shares held by Morris Goldfarb 2018 GRAT LF (Mr. Goldfarb serves as the trustee of the Trust, which directs the Trust’s decisions as to voting and disposition of the shares held in the Trust). The shares listed in the table include 375,000 shares pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 63,633 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 206,853 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(2)	Includes 250,000 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Aaron has the right to receive (i) an aggregate of 42,422 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 137,902 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(3)	Includes 6,947 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 4.934 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)	Includes 7,517 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Feller has the right to receive an aggregate of 5,295 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(5)	Includes (i) 70,663 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 47,170 shares of Common Stock owned by JARS Portfolio LLC; (iii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iv) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. The shares listed in the table include 112,500 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 39,778 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 39,778 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(6)	Includes 6,093 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Herrero has the right to receive an aggregate of 4,392 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(7)	Includes 2,699 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Johnson has the right to receive an aggregate of 6,757 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)	Includes 1,696 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Ms. Ongman has the right to receive an aggregate of 3,390 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)	Includes 6,093 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 4,392 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)	Includes 6,093 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 4,392 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)	Includes 1,696 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Ms. Warner Wardell has the right to receive an aggregate of 3,390 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(12)	Includes (i) Includes 8.943 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023, (ii) 1,268 shares of Common Stock owned by the Elizabeth White Grantor Trust, of which Mr. White is the trustee and over which he has investment control and (iii) 1,268 shares of Common Stock owned by the Alexandra White Grantor Trust, of which Mr. White is the trustee and over which he has investment control. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 6,198 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

2023 PROXY STATEMENT / 15

Beneficial Ownership of Common Stock by Certain Stockholders and Management

(13)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 26, 2023. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and reported sole voting power with respect to 7,435,897 of such shares and sole dispositive power with respect to 7,592,793 of such shares. The filing reported that such shares are beneficially owned by several BlackRock subsidiaries.

(14)	Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on April 10, 2023. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported shared voting power with respect to 67,228 of such shares, sole dispositive power with respect to 4,701,339 of such shares and shared dispositive power with respect to 106,018 of such shares.

(15)	Information is derived from the Schedule 13G filed by (i) Madison Avenue International LP, (ii) Madison Avenue Partners, LP, (iii) EMAI Management, LLC, (iv) Madison Avenue GP, LLC, (v) Caraway Jackson Investments LLC, and (vi) Eli Samaha (collectively “Madison Avenue”) with the Securities and Exchange Commission on February 23, 2023 and reported shared voting power with respect to 3,377,516 of such shares and shared dispositive power of 3,377,516 of such shares. Madison Avenue is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E). The filing reported that each of the entities of Madison Avenue may be deemed to be the beneficial owner of the shares of Common Stock owned directly by Madison Avenue International LP.

(16)	Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 10, 2023. DFA is an investment advisor in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported sole voting power with respect to 2,904,494 of such shares and sole dispositive power with respect to 2,963,911 of such shares. The filing reported that DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and that all securities reported in the filing are owned by the Funds.

(17)	Includes 45,000 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, Mr. Nackman has the right to receive (i) an aggregate of 13,683 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (iii) an aggregate of 13,683 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(18)	Includes 830,277 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 17, 2023. In addition to the shares listed in the table, all directors and officers as a group have the right to receive (i) an aggregate of 202,656 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 398,216 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

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CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Thomas J. Brosig, Alan Feller, Victor Herrero, Robert L. Johnson, Patti H. Ongman, Laura Pomerantz, Cheryl Vitali and Richard White are independent directors. Lisa Warner Wardell, who is not standing for reelection, was determined to be an independent director and our new director nominees, Dr. Joyce F. Brown, Michael Shaffer and Andrew Yaeger, were also determined to be independent. Assuming all of the nominated persons are elected as directors at the Annual Meeting, the independent directors will constitute 79% of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held five meetings and acted by unanimous written consent six times during the fiscal year ended January 31, 2023. During the fiscal year ended January 31, 2023, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders’ meetings. All of our directors attended the 2022 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).

AUDIT COMMITTEE	Meetings during the fiscal year ended January 31, 2023:	8
● Alan Feller ● Thomas J. Brosig ● Lisa Warner Wardell ● Richard White

Responsibilities

The Audit Committee is responsible for, among other things:

●

Assisting the Board in monitoring:

(i)

the integrity of our financial statements,

(ii)

the qualifications and independence of our independent auditors,

(iii)

the performance of our internal audit function and independent auditors, and

(iv)

the compliance by us with legal and regulatory requirements.

●

The appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm.

ALL MEMBERS OF THE AUDIT COMMITTEE ARE INDEPENDENT.

Qualifications

The Board has determined that each of Messrs. Feller, Brosig, Warner Wardell and White is an audit committee financial expert as such term is defined in the rules of the SEC. Lisa Warner Wardell, a member of the Audit Committee, has decided not to stand for reelection at the Annual Meeting. Assuming election as a director at the Annual Meeting, it is expected that each of Victor Herrero and Michael Shaffer will be appointed to the Audit Committee and that each of them will also be an audit committee financial expert as such term is defined in the rules of the SEC. In addition, it is expected that Thomas J. Brosig will step down from the Audit Committee after the Annual Meeting.

Charter A copy of the Audit Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

2023 PROXY STATEMENT / 17

Corporate Governance

COMPENSATION COMMITTEE	Meetings during the fiscal year ended January 31, 2023:	5
● Richard White ● Patti H. Ongman ● Laura Pomerantz

Responsibilities

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers.

The Compensation Committee is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement.

ALL MEMBERS OF THE COMPENSATION COMMITTEE ARE INDEPENDENT.

Specific duties and responsibilities of the Committee include, but are not limited to:

(i)

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives;

(ii)

recommending the compensation of our executive officers, giving consideration to the results of our most recent “Say on Pay” vote;

(iii)

reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers;

(iv)

reviewing and recommending changes to director compensation;

(v)

reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “Say on Pay” vote in considering plans for executive officers;

(vi)

administering G-III’s stock-based compensation, incentive and benefit plans; and

(vii)

administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation comply with applicable law and the Nasdaq Listing Rules.

The Compensation Committee met five times and acted by unanimous written consent four times during the year ended January 31, 2023. Assuming his election as a director at the Annual Meeting, it is expected that Thomas J. Brosig will be appointed to the Compensation Committee.

Charter A copy of the Compensation Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

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Corporate Governance

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2023, Patti H. Ongman, Laura Pomerantz and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings during the fiscal year ended January 31, 2023:	3
● Thomas J. Brosig ● Robert L. Johnson ● Cheryl Vitali ● Richard White ALL MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ARE INDEPENDENT.

Responsibilities

The Nominating and Corporate Governance Committee:

(a)

assists the Board in its selection of individuals

(i)

as nominees for election to the Board at G-III’s annual meeting of the stockholders or

(ii)

to fill any vacancies or newly created directorships on the Board and

(b)

developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee is also responsible for a number of matters under our Director Selection and Qualification Standards and Resignation Policy as described below. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting. The Nominating and Corporate Governance committee met with each of Dr. Joyce F. Brown, Michael Shaffer and Andrew Yaeger, reviewed their qualifications and subsequently recommended to the Board that each of them be nominated for election as a director by the stockholders at the Annual Meeting. Each of Dr. Brown and Mr. Shaffer was initially recommended to the Nominating and Corporate Governance Committee by Morris Goldfarb, our Chairman and Chief Executive Officer. Mr. Yaeger was initially recommended to the Nominating and Corporate Governance Committee by Jeffrey Goldfarb, our Executive Vice President.

Charter A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

NOMINATIONS PROCESS

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 10, 2024 to be considered for the 2024 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the

2023 PROXY STATEMENT / 19

Corporate Governance

Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The dissident stockholder should comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors.  You are also advised to review our Bylaws, which contain detailed requirements about advance notice of stockholder proposals and director nominations.

Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and (v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.

In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria:

● personal integrity,	● the extent to which a candidate would be a desirable addition to the Board and any committees of the Board,
● skill,	● independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules),
● sound business judgment,	● the requirement to maintain a Board that is composed of a majority of independent directors,
● diversity,	● potential conflicts of interest,
● business and professional skills and experience,	● the extent to which a candidate would fill a present need and
● experience with businesses and other organizations of comparable size,	● concern for the long-term interests of stockholders.
● the interplay of the candidate’s experience with the experience of other Board members,

In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.

Although the Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees, it believes that a diverse Board is of benefit to the Company and, based on the expected composition of the Board after the Annual Meeting, in the past four years the percentage of our directors who are ethnically diverse has increased from 8% to 29%. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the Committee’s charter is reviewed.

BOARD DIVERSITY

Nasdaq listing rules require all Nasdaq listed companies to disclose diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors,

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Corporate Governance

including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. The Company is in compliance with Nasdaq’s diversity requirement.

In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds.

Based on the composition of the Board after the Annual Meeting, the Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix
Total Number of Directors	14
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	10	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	8	-	-
Two or More Races or Ethnicities	1	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s

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annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that management implements appropriate risk mitigation strategies. Management also apprises the Board of particular risk management matters in connection with its general oversight and approval of corporate matters.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity and data privacy risk matters.

Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

Our management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.

Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

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Corporate Governance

LEAD INDEPENDENT DIRECTOR

In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

(i)	advising the Chairman of the Board on Board meeting agendas and materials sent to the Board;
(ii)	serving as a liaison between non-management directors and the Chairman of the Board;
(iii)	calling and presiding over executive sessions of the non-management directors;
(iv)	presiding over Board meetings in the absence of the Chairman of the Board;
(v)	serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board;
(vi)	oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and
(vii)	oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

In recent years, our stockholder outreach program has been led by our Lead Independent Director. Along with certain members of management, Mr. White has been at the forefront of communicating to our significant stockholders updates on corporate strategy, governance matters, including diversity and Board composition, and compensation programs as well as responding to their questions and concerns.

Additional Corporate Governance Policies

We also maintain the following corporate governance policies:

CODE OF ETHICS AND CONDUCT

All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III;
(iii)	compliance with applicable governmental laws, rules and regulations;
(iv)	the prompt internal reporting of violations of the Code of Ethics and Conduct; and
(v)	accountability for adherence to the Code of Ethics and Conduct.

A copy of the Code of Ethics and Conduct is available in the “Investors” section of our website at http://www.giii.com.

WHISTLEBLOWER POLICY

The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investors” section of our website at http://www.giii.com.

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INSIDER TRADING, HEDGING AND PLEDGING POLICY

The Insider Trading, Hedging and Pledging Policy applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Insider Trading, Hedging and Pledging Policy, as well as recent amendments to SEC rules, prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to Board-approved written trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act, at least 30 days prior to any trade (or for directors and officers, 90 days prior to any trade and two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified), (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Insider Trading, Hedging and Pledging Policy also prohibits Company Personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investors” section of our website at http://www.giii.com.

STOCK OWNERSHIP GUIDELINES

The Stock Ownership Guidelines require:

Position	Value of Stock Ownership
Chief Executive Officer	6x annual base salary
Vice Chairman and President	2x annual base salary
All Other Named Executive Officers and Directors who are Employees	1x annual base salary
Non-Employee Directors	5x annual cash retainer

Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. All of our officers and directors are in compliance with our Stock Ownership Guidelines, except for one director first elected to the Board in September 2020 and one director first elected by the Board in March 2022, each of whom is making progress to satisfy the guidelines. A copy of the Stock Ownership Guidelines is available in the “Investors” section of our website at http://www.giii.com.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year, other than as a result of a change in generally accepted accounting principles or their interpretation, the Compensation Committee may, in its discretion, recoup incentive compensation paid to individuals who were executive officers within one year prior to the restatement. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is available in the “Investors” section of our website at http://www.giii.com.

DIRECTOR SELECTION AND QUALIFICATION STANDARDS AND RESIGNATION POLICY

The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications. We updated the Director Policy in 2022 to add an overboarding policy. The Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, G-III will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investors” section of our website at http://www.giii.com.

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Corporate Governance

CORPORATE SOCIAL RESPONSIBILITY

We spent significant time implementing our key initiatives, developing programs and furthering our Corporate Social Responsibility (“CSR”) agenda.

●	Engage Our People - Embodying our spirit of agility and entrepreneurism, in fiscal 2023 our teams continued to build on the success we achieved in fiscal 2022 as we ensured that business was conducted despite the impact of the COVID-19 pandemic. With teams back in the office fulltime, we began developing and executing several team building activities to bring people together such as our Lunch and Learn program. We also further engaged our supply chain partners to improve their employment practices and positively impact the workforce within our supply chain.

We understand that the success of our supply chain is critical to our future and we have taken important steps to improve it. We joined the Sustainable Apparel Coalition (“SAC”) which works to reduce the social and environmental impact of apparel, footwear and textile production around the world by employing the Higg Factory Evaluation Module (“FEM”) which is an environmental assessment of supply chain factories shared among brands and industries. SAC has annual requirements and goals for its members to meet to keep the industry moving towards greater sustainability. Engaging our supply chain partners to participate in SAC is intended to result in more factories completing environmental and social assessments that are shared across the industry. This promotes standardized measurement for products and the supply chain and reduces redundancies among brands and factories performing audits of their sustainability practices.

We have continued to focus on the forced labor issues facing our industry and have reviewed our relationships in an attempt to protect against the use of forced labor in our supply chain. We formalized an internal cotton traceability program to further mitigate the risk of forced labor being used to produce product for us. This program includes enhancements to management systems, training, and tracking tools across our supply chain. To further bolster our programs against this risk, we engaged ORITAINTM, a third-party that uses forensic technology to trace materials back to their fiber origins. This traceability is essential to mitigating the risk that forced labor is used throughout the supply chain. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape. Combined with ORITAINTM’s technology and our internal management systems, we are working to mitigate these global supply chain risks. Additionally, with ORITAINTM’s help, we have begun exploring technology partners that can support us with tracing and tracking our total material usage. Taken together, we believe we have developed a strong approach and intend to continue to refine our oversight of our supply chain..

●	Protect Our Environment - We continue to work towards reducing our environmental impact by enacting sustainable fashion practices. We are working on determining our Scope 1 and Scope 2 baseline greenhouse gas (“GHG”) emissions for 2022 reporting based on the proposed rules set forth by the Securities and Exchange Commission in March 2022. Using this baseline, we intend to set strategic goals for reducing our GHG emissions from both a short-term and long-term perspective. We have engaged an industry-leading environmental consultancy to support our understanding our of GHG emissions and assist us in developing best practices to support our goal of reducing our environmental impact. Our focus includes (i) understanding the environmental impact made by our choices and how we can reduce those impacts in thoughtful and strategic ways without disrupting our business and (ii) fostering a culture of environmental understanding and accountability in all that we do.

We are making progress on our goal to use 100% recycled materials for all synthetic fibers by 2030 by working to set goals for adoption of more sustainable materials. We are exploring potential technology solutions to help us reach our goals.

●	Invest in Our Communities – G-III has a longstanding commitment to philanthropy and supporting communities in which we live and serve. We continue to maximize opportunities to give to and engage with our charitable partners. We are involved with various charitable organizations including Ronald McDonald House, Women In Need (“WIN”), UNCF, Delivering Good, Hetrick Martin Institute and City Harvest, in addition to supporting the new Social Justice Center at the Fashion Institute of Technology. We have also partnered with new programs to provide aid to people impacted by current events. This year, we supported the Ukrainian humanitarian crisis financially and through in-

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kind donations of our products. We also established a new internal committee, comprised of our employees, who are actively involved in developing and executing charitable initiatives across the organization. This committee has already strengthened our involvement with our charitable partners in new ways. G-III is committed to continuing its mission to help others in the community through corporate and employee donations and volunteerism.

Our work with our new consultants is expected to bring about greater change in this coming year as we continue to make progress on our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community. They represent a commitment to the greater good and our role in the global community.

The Board of Directors has responsibility for our CSR efforts and is considering establishing a separate Board committee that would oversee our CSR efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2023, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year.

CD&A Table of Contents

28	EXECUTIVE SUMMARY	36	Other Compensation Elements
28	Our Business Performance in Fiscal 2023	37	Employment Agreements
30	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	37	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
30	Our Stockholder Outreach Initiative	37	Stock Ownership Guidelines
31	Our “Say on Pay” Results Last Year and Our Response	38	Clawback/Executive Incentive Compensation Recoupment Policy
32	Our Compensation Program Reflects Best Practices	38	Anti-Hedging Policy
33	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	38	Anti-Pledging Policy
33	Our Compensation Philosophy	38	HOW WE MAKE COMPENSATION DECISIONS
33	Base Salary	38	The Role of the Compensation Committee
33	Annual Cash Incentives for Our Chairman and CEO and Our Vice Chairman and President	38	The Role of Management
34	Annual Cash Incentives for Our Other Named Executive Officers	38	The Role of Independent Compensation Consultants
35	Long-Term Incentives	39	The Role of Competitive Marketplace Practice
36	Timing of Equity Awards	39	The Consideration of Risk

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Compensation Discussion and Analysis

Executive Summary

During Fiscal 2023, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	72	Chairman of the Board and Chief Executive Officer	49
Neal S. Nackman	63	Chief Financial Officer and Treasurer	19
Sammy Aaron	63	Vice Chairman and President	17
Jeffrey Goldfarb	46	Executive Vice President and Director of Strategic Planning	20

OUR BUSINESS PERFORMANCE IN FISCAL 2023

We navigated through significant headwinds during fiscal 2023, but we believe we are on the path to position the Company for future success.

Net Sales $3.2B Increased from $2.8B last year; compares to $3.2B three years ago pre-pandemic	Adjusted EBITDA* $266M Despite strong top-line performance, we faced supply chain challenges that impacted our profitability	Non-GAAP Net Income* $139M Compares to $208M last year	Non-GAAP Diluted Net Income Per Share* $2.85 Compares to $4.20 last year

*Please see Appendix A for a reconciliation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success.

Our Board believes the relative performance of our Common Stock, as measured by total stockholder return, is an important performance indicator. Despite strong operating performance, our stock price performance over the past three to five years has underperformed the S&P Textiles, Apparel & Luxury Goods Industry Index and the S&P 500 Index. We believe that our stockholders attribute this underperformance to the uncertainty related to the renewal of important licenses, challenges faced by our department store customers and our own retail stores, and the uncertainties of operating a business where we import a significant amount of our product from China. We are confident that the initiatives we are undertaking, described below, will build shareholder value.

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Compensation Discussion and Analysis

In May 2022, we acquired the remaining 81% interest in the iconic Karl Lagerfeld brand. The addition of the Karl Lagerfeld brand to our portfolio of owned brands advances several of our strategic initiatives, including increasing the direct ownership of brands, capitalizing on their licensing opportunities and further diversifying our global presence. This acquisition represents a significant opportunity to expand our international growth by further developing our European-based brands, which also include Vilebrequin and Sonia Rykiel. We believe that Karl Lagerfeld’s existing digital channel presence could enable us to enhance our omni-channel business and further accelerate our digital initiatives.

In November 2022, we announced the extension of the licenses for Calvin Klein and Tommy Hilfiger products. The amendments to the license agreements for these products provide for staggered extensions by category that expire beginning December 31, 2024 and continuing through December 31, 2027. PVH Corp., the owner of these two brands, has indicated that it intends to produce these products itself once the license agreements expire.

We have been actively pursuing a number of near-term growth initiatives across our current owned and licensed brands, as well as with respect to private label brands, including category, geographic and digital expansion. We are also directing resources toward new growth areas, including further leaning into building our own brands, broadening our European business, developing new licensing opportunities and continuing to acquire new businesses. Our team remains steadfast in its focus on executing our strategy for long-term value creation. We believe that our management team, led by Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, is best positioned to navigate these challenges and create the opportunity for significant shareholder value creation.

Near-term growth initiatives include:

◾	Taking advantage of the strength of our owned Karl Lagerfeld and DKNY brands, as well as our European-based Vilebrequin and Sonia Rykiel brands, to continue to grow internationally;

◾	Repositioning and expansion of the Donna Karan brand for Spring 2024;

◾	Signing a new long-term, multi-category license for women’s apparel for the Nautica brand in North America with initial product offerings targeted for January 2024.

In addition to developing and expanding our DKNY and Donna Karan brands, focusing on our global power brands and expanding our international business, other strategic growth initiatives include:

◾	Owning brands- We own a portfolio of proprietary brands including DKNY, Donna Karan, Karl Lagerfeld, Vilebrequin, Eliza J, Jessica Howard, G.H. Bass, Andrew Marc and Sonia Rykiel. Owning brands provides a number of advantages including higher operating margins, the ability to generate licensing revenues and building equity in these brands to benefit the long-term interests of our stockholders; and
◾	Increasing digital channel opportunities- We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the digital marketplace in the retail sector and expect to increase the sale of our products in an omni-channel environment. Our global power brands serve as the anchor of our business and position us to be the direct beneficiaries of this trend, whether by continuing to leverage our partnerships with the digital channel businesses operated by our licensors and major retailers to facilitate customer engagement or by building out our own digital capabilities.
◾	Increasing our private label business - Through our overseas office and strong relationships with retailers, and brands, we have built a solid private label business which increased by 50% in fiscal 2023. Our private label customers include department store, specialty, off-price and club retailers and we recently expanded into mass retail.

We maintained a strong financial position with approximately $750 million of liquidity in cash and availability at fiscal year-end. We also repurchased $27 million of stock last year and authorized an increase to 10 million shares under our share repurchase program.

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Compensation Discussion and Analysis

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

In fiscal 2023, our CEO and our Vice Chairman did not earn any cash bonuses, and bonuses to our other NEOs declined as well. As a result, 82% of our CEO’s compensation and more than 73% of the average compensation of our other NEOs in fiscal 2023 consisted of at-risk annual and long-term incentive compensation.

OUR STOCKHOLDER OUTREACH INITIATIVE

G-III and its Board of Directors greatly value the opinions of its stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. A summary of our recent outreach efforts is provided below:

Calendar Year	Percentage of Stockholders Invited to Engage	Percentage of Stockholders Choosing to Participate in Engagement
2023	88%	59%
2022	93%	70%
2021	89%	62%
2020	91%	59%

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors.

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Compensation Discussion and Analysis

OUR “SAY ON PAY” RESULTS LAST YEAR AND OUR RESPONSE

At last year’s Annual Meeting of Stockholders, a majority of our stockholders did not support our Say on Pay proposal despite the significant steps we took to reconfigure the compensation program in fiscal 2022. The major issues raised by our stockholders involved the contractual annual cash incentive formulas in effect for our Chairman and CEO and our Vice Chairman and President. We believe that the annual cash incentive formula, as evidenced by its application in fiscal 2023, is a reasonable performance metric that rewards results that meet or exceed our forecasts and provides for reduced or no annual cash incentive award when results are below our forecasts.  For fiscal 2023, the Company recorded a non-cash impairment charges of $347 million related to our write-down of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. Notwithstanding shareholders’ concerns regarding the use of our current cash incentive formula, as a result of the net loss reported by us for the year, Mr. Goldfarb and Mr. Aaron did not earn any cash bonuses for fiscal 2023. Their total compensation for fiscal 2023 as set forth in the Fiscal 2023 Summary Compensation Table is significantly less than their total compensation for fiscal 2022.

Neither the Board nor the Compensation Committee exercised discretion with respect to Mr. Goldfarb’s and Mr. Aaron’s compensation.  In addition, annual cash bonuses for our other NEOs were based on pre-established criteria.  On average, these cash bonuses declined by 22%.

Last year, the Compensation Committee successfully negotiated substantial changes to the annual cash incentives earned by our Chairman and CEO and our Vice Chairman and President for fiscal 2022 with both executives voluntarily agreeing to amend their employment agreements.

Mr. Goldfarb is eligible to receive approximately 6% of pre-tax income and Mr. Aaron is eligible to receive approximately 4% of pre-tax income as annual cash bonuses. Given record profitability in fiscal 2022, our CEO earned a cash bonus of $17,168,681 and our Vice Chairman and President earned a cash bonus of $11,207,333 for that fiscal year.  The Compensation Committee negotiated a cap on the amount of these cash bonuses, reducing Mr. Goldfarb’s cash bonus to $7,500,000 and Mr. Aaron’s cash bonus to $7,250,000.

The remaining amounts were paid in stock and the stock awards were subject to significant holding periods of three years for our Chairman and CEO and one year for our Vice Chairman and President.  In lieu of the remaining portion of his cash bonus, Mr. Goldfarb received 415,704 shares valued at $12,167,656 on March 29, 2022. Based on the closing price of $16.12 for our common stock on April 17, 2023, the record date for the Annual Meeting, these shares are now worth $6,701,148. Mr. Aaron received 152,235 shares valued at $4,455,918. Based on the closing price of $16.12 for our common stock on April 17, 2023, these shares are now worth $2,454,028. We believe that the revisions to the manner in which the annual incentive for fiscal 2022 was paid to each of our Chairman and CEO and our Vice Chairman and President further aligned their interests with our stockholders.

After the significant voluntary amendment of these employment agreements failed to produce majority support for Say on Pay last year, it was determined that the contractual bonus arrangements were not merely compensation matters, but also constituted a corporate governance issue that the full Board needed to address.

The Board of Directors took the following steps:

◾	An Ad Hoc Committee of independent directors was formed in August 2022 to review alternatives to the annual incentive arrangements in the employment agreements.
◾	The Ad Hoc Committee retained a second independent compensation consulting firm to review the annual incentive arrangements, provide fresh thinking and define alternative approaches for compensation for Mr. Goldfarb and Mr. Aaron.
◾	Based on the advice received from the compensation consultants, the Ad Hoc Committee presented several alternatives to the executives that were structured to bring their compensation in line with market practice.
◾	The Board also informed the executives that if agreement on new compensation packages and amendments to the employment agreements were not reached, the current contracts would not be extended beyond their then current expiration dates, which were January 31, 2025 for Mr. Goldfarb and January 31, 2024 for Mr. Aaron.
◾	If the agreements were not extended, Mr. Goldfarb’s cash bonus formula would continue to apply to fiscal 2023, 2024 and 2025 and Mr. Aaron’s cash bonus formula would continue to apply to fiscal 2023 and 2024.

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Compensation Discussion and Analysis

◾	If the agreements were not extended and the executives’ employment terminated, severance benefits equal to three years of salary and bonus would be payable to Mr. Goldfarb, estimated at approximately $34.8 million. Severance benefits equal to two years of salary and bonus would be payable to Mr. Aaron, estimated at approximately $15.6 million.
◾	The Compensation Committee intended to negotiate new compensation packages during this period.

As announced in November 2022, the Company’s licenses with PVH to manufacture the Calvin Klein and Tommy Hilfiger brands were amended to expire in fiscal 2025 through fiscal 2028. In addition, PVH indicated its intension to produce these products itself after the expiration of the terms of these licenses. As a result, the Company faces a significant decline over time in future revenues from these two major global brands.

The Board determined that senior management continuity was paramount while the Company works to mitigate the impact of the license expirations on future operating results. We believe that the inability to secure long-term license renewals for Calvin Klein and Tommy Hilfiger created uncertainty and that our stockholders believe such uncertainty contributed to the significant decline in our stock price during the fourth quarter of fiscal 2023.

We believe that the failure to extend the employment agreements shortly after the PVH announcement would have been interpreted as a vote of no confidence in senior management, creating more uncertainty for our retail partners, our vendors and our employees. The Board also believes that Mr. Goldfarb’s and Mr. Aaron’s proven track record for delivering results, significant experience and relationships across the industry are key to the Company’s strategy to replace the revenues that are expected to be lost over time as a result of the staggered expiration of the Calvin Klein and Tommy Hilfiger licenses.

Given the need for management continuity and strategic insight, it was decided that it was in the best interests of the Company to allow the extension of the employment agreements of Mr. Goldfarb and Mr. Aaron for another year. The Board believes this is the right decision to preserve and enhance shareholder value during this critical period.

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual cash incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual cash incentives for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual cash incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

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Compensation Discussion and Analysis

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program design enhances stockholder value in the following ways:

●	Belief in Pay for Performance. A substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III because a focus on the short-term leads to long-term success in the dynamic and fast-paced fashion business;
●	Focus on Annual Profitability. Our annual cash incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;
●	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
●	Competitive Packages. We believe the quality of our executive and management team is second to none. We compete with public and private apparel companies and other businesses for talent. As a result, we offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. The Compensation Committee determines base salaries after considering the breadth and complexity of the role, tenure, individual performance and the competitive market for talent. None of our NEOs received a salary increase during fiscal 2023. The base salary of Morris Goldfarb has not been increased since fiscal 2009.

ANNUAL CASH INCENTIVES FOR OUR CHAIRMAN AND CEO AND OUR VICE CHAIRMAN AND PRESIDENT

The annual cash incentive arrangement for Mr. Goldfarb is codified in his employment agreement with us. This agreement was established in 1989. The annual cash incentive arrangement for Mr. Aaron was established in 2008 and mirrors Mr. Goldfarb’s annual cash incentive. It is codified in Mr. Aaron’s employment agreement with us.

The basic award opportunity is expressed as a percentage of pre-tax income (“PTI”) for each executive. Mr. Goldfarb is eligible to receive 6% of pre-tax income in excess of $2 million, subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. Mr. Aaron is eligible to receive 4% of pre-tax income in excess of $2 million, also subject to a cap equal to 150% of the amount payable for achieving our forecast for the year. In addition, there is an accelerator that increases the bonus if actual results significantly exceed the forecast and a penalty if actual results are significantly below the forecast. The metric for the annual cash incentive is pre-tax income. This metric is fundamental to our success, and a critical measure of short-term performance. The annual cash incentive is performance-based and aligns directly with profitability, moving both up and down, and there are no redundant metrics.

The accelerator provides for an additional percentage of pre-tax income for performance that exceeds our forecast by more than 15%. Mr. Goldfarb receives an additional 2% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 4% of pre-tax income that exceeds our forecast by more than 30%. Mr. Aaron receives an additional 1.33% of pre-tax income that is 15% in excess of our forecast up to 30% above our forecast and an additional 2.66% of pre-tax income that exceeds our forecast by more than 30%. Notwithstanding the accelerator provision, the annual cash incentive for each of Mr. Goldfarb and Mr. Aaron may not exceed the 150% cap described in the preceding paragraph.

The penalty reduces the percentage of pre-tax income awarded if actual pre-tax income is below our forecast by more than 15% up to 30% below forecast. The percentage of pre-tax income awarded to Mr. Goldfarb is reduced by 2% of pre-tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 4% of pre-tax income that is more than 30% below our forecast. Similarly, the percentage of pre-tax income awarded to Mr. Aaron is reduced by 1.33% of pre-

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Compensation Discussion and Analysis

tax income that is 15% less than our forecast up to 30% below our forecast and reduced by 2.66% of pre-tax income that is more than 30% below our forecast. No annual cash incentive is payable to either executive if pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

The pre-tax income goals for the annual cash incentives for Mr. Goldfarb and Mr. Aaron established by the Committee reflect our public guidance. Our guidance is thoroughly vetted and approved by our Audit Committee prior to the establishment of the target payout amounts by the Committee. For fiscal 2023, the Company recorded a non-cash impairment charge of $347.2 million related to the write-off of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. As a result of the application of the terms of the annual cash incentive arrangement to these results, Morris Goldfarb and Sammy Aaron did not earn an annual cash incentive for fiscal 2023.

ANNUAL CASH INCENTIVES FOR OUR OTHER NAMED EXECUTIVE OFFICERS

In years prior to fiscal 2022, the annual cash incentives awarded to our other NEOs were reviewed based on Company performance compared to plan and individual performance. This review was performed by the CEO and presented to the Compensation Committee for approval. The Committee acknowledges that stockholders were unclear about our disclosure with respect to the process, the specific performance metrics, and the weightings of the metrics. As a result, the Committee, in consultation with the CEO, created a more formulaic approach for these NEOs beginning in fiscal 2022. The performance result for the Management Oversight, Strategy, Acquisitions metric was determined by discussions between the CEO and the Compensation Committee.

Jeffrey Goldfarb heads our digital business and the licensing of Company-owned brands, as well as overseeing marketing strategy, sports licensing, international distribution and the legal department. He also serves as a senior advisor on acquisitions. In fiscal 2023, his target bonus was $2,500,000. 25% of his bonus depended on achieving or exceeding our forecasted Adjusted Pre-Tax Income. Since we failed to meet our forecast for fiscal 2023, Mr. Goldfarb did not earn a payout for that metric. We assigned the remaining amounts as follows: 30% to digital revenue, 30% to licensing revenue and 15% related to management of the various areas he oversees and to his advisory role with respect to acquisitions.

Executive	Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2023 Performance Result (% of Target)
Jeffrey Goldfarb	Adjusted Pre-Tax Income vs Budget	25%	$230M	$287M	$209M	$209M	0%
	Licensing Revenue Growth	30%	$35.5M	$44.4M	$53.3M	$54.1M	150%
	Digital Revenue Growth	30%	$35.4M	$44.3M	$53.2M	$33M	0%
	Management Oversight, Strategy, Acquisitions	15%	Awarded at 127% of target to recognize Mr. Goldfarb’s management oversight, contribution to our business strategy and to our successful acquisition of the Karl Lagerfeld brand.				127%
Blended Result:							64%
Target Award:							$2,500,000
Actual Award:							$1,600,000

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Compensation Discussion and Analysis

Neal Nackman, our Chief Financial Officer, has oversight responsibility for accounting, tax, investor relations and treasury and provides advice on capital allocation and acquisitions. In fiscal 2023, his target bonus was $1,500,000. 60% of his bonus depended on achieving or exceeding our forecasted Adjusted Pre-Tax Income. Since we failed to meet our forecast for fiscal 2023, Mr. Nackman did not earn a payout for that metric. The remaining 40% was based on his oversight of various departments, including accounting, tax, investor relations, treasury and his advice on capital allocation and acquisitions, including our successful acquisition of the Karl Lagerfeld brand.

Executive	Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2023 Performance Result (% of Target)
Neal Nackman	Adjusted Pre-Tax Income vs Budget	60%	$230M	$287M	$209M	$209M	0%
	Management Oversight, Strategy, Acquisitions	40%	Awarded at 125% of target to recognize Mr. Nackman’s management oversight, contribution to our business strategy and to our successful acquisition of the Karl Lagerfeld brand.				125%
Blended Result:							50%
Target Award:							$1,500,000
Actual Award:							$750,000

Because business priorities may change from year to year and because acquisitions or other investments could be significant in a given year, weightings and metrics will be adjusted going forward as necessary.

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhancing stockholder value. Equity grants subject to multi-year vesting also helps us retain executives in the highly competitive apparel industry.

After assessing investor feedback, the Compensation Committee undertook a comprehensive redesign of our long-term incentive program and, beginning in fiscal 2020, awarded performance share units (“PSUs”) contingent on three-year cumulative adjusted earnings before interest and taxes (“Adjusted EBIT”) and three-year average return on invested capital (“ROIC”).

In March 2022, the Committee awarded equity grants to our Chairman and CEO and our Vice Chairman and President that were 100% performance-based with a required 3-year cliff vesting. For the other NEOs, equity grants were 50% performance-based and 50% time-based, each with 3-year cliff vesting. The PSUs will enable the Named Executive Officers to receive shares of the Company’s common stock if and to the extent that the PSU awards vest based on the Company’s performance over three years against two metrics: Cumulative Adjusted EBIT (75% weighting) and ROIC (25% weighting).

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Compensation Discussion and Analysis

The actual number of PSUs that may vest depends on the performance level achieved relative to each metric and may range from zero up to 150% of the number of PSUs awarded in the table below.

Long-Term Incentives	Executive	Fiscal 2023 Award Grant Date Fair Value (in thousands)	3-year Cliff Vesting RSUs Awarded	PSUs Awarded

	Morris Goldfarb	$4,500	0	143,221
	Sammy Aaron	$3,000	0	95,481
	Jeffrey Goldfarb	$1,500	23,870	23,870
	Neal Nackman	$ 500	7,957	7,957

The Compensation Committee determined the value of the grants by analyzing the value of grants to peer company executives and assessing our results and long-term outlook. The value of the grant is intended to represent a meaningful portion of total compensation for each executive to align their interests with long-term business performance. For Morris Goldfarb and Sammy Aaron, the Committee sets the grant values below market compared to peer companies to recognize that these executives have higher cash compensation opportunities than are provided by peer companies. The Committee sets performance targets that it considers rigorous based on various company, industry, and economic forecasts. It is anticipated that only a portion of the outstanding PSUs will ultimately vest.

The Committee uses judgement to adjust the value of the grant up or down depending on performance results of the prior year. As a result, the value of the fiscal 2023 grant to Morris Goldfarb was increased by 11% compared to the prior year’s grant because fiscal 2022 profits resulted in a record-breaking year.

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis. Equity grants to new hires or for promotions will generally are made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Mr. Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS.

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Compensation Discussion and Analysis

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our NEOs, which we believe are consistent in type and amount with those paid by our competitors. We provide a supplemental life insurance policy to Mr. Goldfarb because it was negotiated as part of his employment agreement in 1989.

For additional information regarding perquisites paid to our executive officers, please see footnote 3 to the Fiscal 2023 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which agreements require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or under certain other circumstances.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2023 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement” and “—Jeffrey Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
All Other Named Executive Officers and Directors who are Employees	1x

Each non-employee director must retain shares valued at five times his or her annual cash retainer for service as a director of G-III. Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2023. All our NEOs and directors comply with these guidelines, except

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Compensation Discussion and Analysis

for Robert L. Johnson, who was initially elected as a director in September 2020, and Patti H. Ongman, who was elected as a director in March 2022, each of whom is making progress towards the guidelines.

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Beginning with fiscal 2014, if G-III is required to prepare an accounting restatement, the Compensation Committee may, in its sole discretion, recoup from the affected officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock. The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a considerable extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our Chairman and CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our Chairman and CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

The Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters beginning in fiscal 2019. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In fulfilling these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiative.

In fiscal 2023, the Compensation Committee also retained Pay Governance to review and provide alternatives to the annual incentive compensation formulas codified in the employment agreements with our Chairman and CEO and our Vice Chairman and President.

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Compensation Discussion and Analysis

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. Each of CAP and Pay Governance has not performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP and Pay Governance, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists.

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

●	Appropriately sized companies with revenues ranged from approximately 0.5 to 2 times those of G-III;
●	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
●	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

The companies in our pay peer group include:

● Capri Holdings Limited	● Fossil Group, Inc.	● Steven Madden, Ltd.
● Carter’s Inc.	● Lululemon Athletic, Inc.	● Tapestry, Inc.
● Columbia Sportswear Co.	● Ralph Lauren Corp.	● Under Armour, Inc.
● Deckers Outdoor Corp.	● Skechers USA, Inc.	● Wolverine World Wide, Inc.

In addition, the Committee reviewed two additional companies which were too large to serve as pay comparators but are sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

● PVH Corp.	● VF Corp.

The median annual revenues of the companies in our pay level peer group are $4.4 billion for a trailing 12-month period compared to $3.2 billion for G-III in fiscal 2023.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G- III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman
Patti H. Ongman
Laura Pomerantz

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EXECUTIVE COMPENSATION TABLES

FISCAL 2023 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2023 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service (1)	Year	Salary ($)	($)	($)(2)	($)	($)	($)	($)(3)	Total ($)
Morris Goldfarb	49	2023	1,000,000	—	4,499,972	—	—	—	290,888	5,790,860
Chairman of the Board and Chief Executive Officer		2022	1,000,000	—	16,167,626	—	7,500,000	—	275,152	24,942,778
		2021	461,538	5,000,000	3,682,500	—	—	—	286,616	9,430,654
Neal S. Nackman	19	2023	750,000	—	499,955	—	750,000	—	24,800	2,024,755
Chief Financial Officer and Treasurer		2022	553,654	1,000,000	360,000	—	—	—	12,072	1,925,726
		2021	392,308	450,000	441,900	—	—	—	19,652	1,303,860
Sammy Aaron	17	2023	950,000	—	2,999,982	—	—	—	55,632	4,005,614
Vice Chairman and President		2022	760,000	—	7,122,565	—	7,250,000	—	40,309	15,172,874
		2021	346,154	3,335,000	2,455,000	—	—	—	45,666	6,181,820
Jeffrey Goldfarb	18	2023	950,000	—	1,499,991	—	1,600,000	—	35,475	4,085,466
Executive Vice President and Director of Strategic Planning		2022	760,000	2,000,000	999,977	—	—	—	22,899	3,782,876
		2021	588,462	1,000,000	1,104,750	—	—	—	36,451	2,729,663

(1)	This represents service with us in all capacities but excludes prior service with companies acquired by G-III.

(2)	The amounts reflect the full grant date fair value of PSUs or RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in the applicable fiscal year, and for Morris Goldfarb and Sammy Aaron, the grant date fair value of stock awarded in lieu of cash for their respective annual cash incentives in March 2022. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

(3)	All Other Compensation includes the following:

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2023	138,900	12,200	139,788	(c)	290,888
	2022	138,900	—	136,252	(d)	275,152
	2021	138,900	10,313	137,403	(e)	286,616
Neal S. Nackman	2023	12,600	12,200	—		24,800
	2022	12,072	—	—		12,072
	2021	11,544	8,108	—		19,652
Sammy Aaron	2023	29,978	12,200	13,454	(f)	55,632
	2022	27,217	—	13,092	(f)	40,309
	2021	25,148	6,773	13,745	(f)	45,666
Jeffrey Goldfarb	2023	3,500	12,200	19,775	(g)	35,475
	2022	3,500	—	19,399	(g)	22,899
	2021	3,500	11,400	21,551	(g)	36,451

(a)	The full amount of all premiums paid by G-III for life insurance coverage.
(b)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations). Matching contributions were suspended from May 1, 2020 until January 1, 2022 as part of the cost control measures implemented by G-III in response to the business impact of the COVID-19 pandemic.

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Executive Compensation

(c)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $19,788 for the reimbursement of Mr. Goldfarb’s parking expenses.
(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,252 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $17,403 for the reimbursement of Mr. Goldfarb’s parking expenses.
(f)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Mr. Goldfarb’s personal use of automobile and parking.

◾	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2026. This agreement is automatically extended each year for an additional year absent a notice of non-extension by one party to the other party prior to January 31 of each year. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. For information with respect to the annual cash incentive payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year in which G-III’s Net After-Tax Income (as defined in his employment agreement) exceeds $1,500,000. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below.

◾	Sammy Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2024. The agreement provides for automatic one-year renewals unless either party gives written notice of non-extension to the other party at least six months prior to the expiration of the term. Mr. Aaron has an annual base salary of $950,000. For information with respect to the annual cash incentive payable to Mr. Aaron, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Chairman and CEO and our Vice Chairman and President” above.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below.

◾	Jeffrey Goldfarb Employment Agreement

The term of Jeffrey Goldfarb’s employment agreement extends through January 31, 2024, with the term being extended by one year unless either party gives written notice to the other at least six months prior to the end of the then term that it is not to be extended. Mr. Goldfarb receives an annual salary of $950,000, plus such bonus, if any, as shall be awarded by the Board or the Compensation Committee, and is entitled to participate in the G-III benefit plans and arrangements for senior executive personnel. If Mr. Goldfarb’s employment agreement is terminated by G-III without “justifiable cause” or by Mr. Goldfarb for “good reason”, Mr. Goldfarb is entitled to receive his compensation and benefits for 24 months from the date his employment terminates, and shall be deemed to be entitled to an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000, subject to compliance by Mr. Goldfarb with his non-competition and certain other obligations in his employment agreement.

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Executive Compensation

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

The employment agreements with each of Morris Goldfarb and Sammy Aaron contain provisions for contractual annual cash incentive awards. In March 2022, the Compensation Committee of our Board of Directors granted PSUs with cliff vesting on April 1, 2025 pursuant to our 2015 Plan to each of Morris Goldfarb and Sammy Aaron and granted time-based RSUs and PSUs to Neal Nackman and Jeffrey Goldfarb. The following table summarizes these non-equity incentive and stock awards for the 2023 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(4)
Morris Goldfarb	Annual Incentive	N/A	-	18,204,511	27,306,767
	PSUs	March 18, 2022				17,902	143,220	214,830			$4,499,972
Sammy Aaron	Annual Incentive	N/A	-	11,883,500	17,825,250
	PSUs	March 18, 2022				11,935	95,480	143,220			$2,999,982
Neal S. Nackman	Annual Incentive	N/A	-	1,500,000	2,250,000
	RSUs	March 18, 2022							7,956	(3)	$249,978
	PSUs	March 18, 2022				994	7,956	11,934			$249,978
Jeffrey Goldfarb	Annual Incentive	N/A	-	2,500,000	3,750,000
	RSUs	March 18, 2022							23,870	(3)	$749,995
	PSUs	March 18, 2022				2,983	23,870	35,805			$749,995

(1)	The terms of the annual cash incentive award opportunity for each of Mr. Goldfarb and Mr. Aaron are described under “Compensation Discussion and Analysis-Annual Cash Incentives for Our Chairman and CEO and Vice Chairman and President.” No annual cash incentive is payable to either executive if actual pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast. The amount set forth under “Target” would have been payable to the executive if our actual pre-tax income equaled forecasted pre-tax income. The amount set forth under “Maximum” is equal to 150% of target. For fiscal 2023, the Company recorded a non-cash impairment charge of $347.2 million related to the write-off of goodwill resulting in the Company reporting a net loss of $138.2 million for fiscal 2023. As a result of the application of the terms of the annual cash incentive arrangement to these results, Mr. Goldfarb and Mr. Aaron did not earn an annual cash incentive for fiscal 2023.

(2)	The amounts reflect the number of PSUs awarded to the Named Executive Officers in Fiscal 2023. The actual number of PSUs that vest may be larger or smaller than the target amounts in this table, or may be zero if actual results are lower than the threshold target performance metrics established by our Compensation Committee. The shares awarded for achieving threshold performance goals is 50% of target. No shares are awarded for results below the threshold levels. Threshold was determined based on achieving the minimum performance level for only one of the two performance measures. See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(3)	The amounts reflect the number of RSUs awarded to the Named Executive Officers in fiscal 2023. The RSUs vest on April 1, 2025, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(4)The amounts reflect the full grant date fair value under ASC 718 of the PSUs and RSUs awarded to the Named Executive Officers in fiscal 2023. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

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OUTSTANDING EQUITY AWARDS AT FISCAL 2023 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2023, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PSUs and RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize time-based RSUs granted which remained subject to cliff time vesting condition as of January 31, 2023. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested PSUs granted, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2023.

	Stock Awards
	Number of			Equity Incentive Plan		Equity Incentive Plan
	Shares or Units			Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or	Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have	Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)	Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	375,000	(4)	6,345,000	63,633	(5)	1,076,670
	63,633	(5)	1,076,670	143,220	(6)	2,423,282
Neal S. Nackman	45,000	(4)	761,400	5,727	(5)	96,901
	5,727	(5)	96,901	7,956	(6)	134,616
	7,956	(6)	134,616	—		—
Sammy Aaron	250,000	(4)	4,230,000	42,422	(5)	717,780
	42,422	(5)	717,780	95,480	(6)	1,615,522
Jeffrey Goldfarb	112,500	(4)	1,903,500	15,908	(5)	269,163
	15,908	(5)	269,163	23,870	(6)	403,880
	23,870	(6)	403,880	—		—

(1)	Reflects time-based RSUs issued to the Named Executive Officers which remained subject to a cliff time vesting condition as of January 31, 2023.

(2)	Market value of unvested PSUs and RSUs assume a price of $16.92 per share of our Common Stock as of January 31, 2023.

(3)	Reflects PSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2023.

(4)	Reflects RSUs issued to the Named Executive Officers in fiscal 2021 under the 2015 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on June 15, 2023.

(5)	Reflects RSUs and PSUs issued to Named Executive Officers in fiscal 2022 under the 2015 Plan. If performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before April 1, 2024, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on April 1, 2024. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2024.

(6)	Reflects RSUs and PSUs issued to the Named Executive Officers in fiscal 2023 under the 2015 Plan. If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before April 1, 2025, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on April 1, 2025. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2025.

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FISCAL 2023 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2023. No options were outstanding or exercised during the fiscal year ended January 31, 2023.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(4)
Morris Goldfarb	442,224	(1)	12,756,400
Neal S. Nackman	2,465	(2)	54,723
Sammy Aaron	169,915	(3)	4,848,414
Jeffrey Goldfarb	6,961	(2)	154,534

(1)	Reflects (i) 415,704 shares issued on March 29, 2022 in lieu of a portion of Mr. Goldfarb’s annual cash incentive and (ii) 26,520 shares issued on vesting of PSU’s on June 15, 2022.

(2)	Reflects shares issued on vesting of PSUs on June 15, 2022.

(3)	Reflects (i) 152,235 shares issued on March 29, 2022 in lieu of a portion of Mr. Aaron’s annual cash incentive and (ii) 17,680 shares issued on vesting of PSU’s on June 15, 2022.

(4)	Reflects the aggregate value of the shares issued at a market price of $29.27 on March 29, 2022 and $35.77 on June 15, 2022.

FISCAL 2023 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2023.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2023 ($)	in Fiscal 2023 ($)		in Fiscal 2023 ($)		Distributions ($)	January 31, 2023 ($)
Morris Goldfarb	—	100,000	(1)	(218,883)	(2)	—	2,950,470	(3)

(1)	Amount has been reported as “All Other Compensation” in the Fiscal 2023 Summary Compensation Table.

(2)	Since G-III does not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or in certain other circumstances.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement, as amended) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement, as amended), Mr. Goldfarb will

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not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata annual cash incentive and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will receive the salary, annual cash incentive and other benefits he otherwise would have received if his employment had continued for the then remaining term of the employment agreement. The salary portion would be paid in a lump sum, and the annual cash incentive and benefits portions will be due as and when they would otherwise have been paid or provided. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to the excess of (a) 2.99 times average of Mr. Goldfarb’s annual compensation for the preceding five years, over (b) the value of any other payments and benefits (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards) which are deemed to be contingent upon the occurrence of the Change in Control under Section 280G of the Code. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary, annual cash incentive and other benefits for the balance of the term of the employment agreement. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to cash severance of an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash incentive earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over 24 months. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. The cash severance amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Aaron may receive (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a Change in Control occurs). If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that, for one year following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

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Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Goldfarb’s employment is terminated without justifiable cause or by Mr. Goldfarb for good reason, Mr. Goldfarb will be entitled to continue to receive his annual salary and bonus for a period of twenty-four months (the “severance period”). His annual bonus for each twelve-month period during the severance period shall be equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which Mr. Goldfarb’s employment terminates and (ii) an annual bonus amount of $500,000. The salary and bonus will be payable over 24 months. In addition, Mr. Goldfarb will receive continuing employee benefits (or their equivalent) for 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Goldfarb’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his employment agreement. If Mr. Goldfarb’s employment agreement is terminated due to his disability or death, Mr. Goldfarb will be entitled to receive such portion of his annual salary, reimbursement of expenses and any bonus as has been accrued through the date on which his employment is terminated.

Mr. Goldfarb is also a party to an executive transition agreement that provides for separation payments and benefits if his employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement). In that event, subject to timely delivery of a general release, Mr. Goldfarb will receive cash separation pay in an amount equal to 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment, which amount will be payable over the 24-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Goldfarb will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payment amount will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Goldfarb may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs). The separation payments and benefits under Mr. Goldfarb’s executive transition agreement will be reduced by the amount of the comparable payments and benefits he would be entitled to receive under his employment or any other agreement in order to avoid duplication.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of

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employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2023 and their last day of employment was January 31, 2023.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

◾	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$22,876,936	(1)	$33,858,609	(2)
Accelerated Vesting of Equity Awards	—		$10,921,623	(3)
Value of Continuing Employee Benefits	$470,225	(4)	$470,225	(4)
Total	$23,347,161		$45,250,458

(1)	This amount assumes that, on the date of termination (assumed to be January 31, 2023), the remaining term of Mr. Goldfarb’s employment agreement is two years (which is the maximum potential remaining term). The cash payment is based on Mr. Goldfarb’s salary and annual cash incentive for the fiscal year ended January 31, 2023 and is composed of $2,000,000 of salary replacement (2 years x $1,000,000 annual salary rate) payable upon termination, plus $20,876,936 of annual cash incentive replacement based on the formula contained in his employment agreement (2 years x $10,438,468 annual cash incentive based upon the Company fiscal year 2024 budget). Depending upon actual future annual cash incentive amounts, the total cash separation payments will be higher or lower than the amount shown above.
(2)	This amount is equal to the excess of $45,250,458 (2.99 times Mr. Goldfarb’s average annual compensation for 2018 through 2022) over $11,392,492 (the total gross value of the non-cash post-change in control severance benefits described in notes (3) and (4) below). As indicated in note 3 below, the Section 280G value of accelerated vesting of equity awards (calculated in accordance with the tax regulations issued under Section 280G of the Code) would be less than the gross value of the outstanding unvested awards. The actual amount of the cash severance payment and the total amount of cash and non-cash severance payments and benefits, as shown in the table, would thus be increased to the extent that the Section 280G value of accelerated vesting of equity awards is less than $10,921,623 (see note 3 below). In any event, however, the total amount of Mr. Goldfarb’s post-change in control severance payments and benefits will still be less than the maximum amount that could be paid to him without adverse tax consequences under Section 280G.
(3)	This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control). As indicated in note 2 above, the difference between the gross value of accelerated vesting ($10,921,623) and the lower Section 280G value would result in a corresponding increase in the cash severance payment and the total amount of payments and benefits shown in the above table.
(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a non-change in control termination or a post-change in control termination.

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◾	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$7,764,000	(1)	$8,714,000	(2)
Accelerated Vesting of Equity Awards	—		$7,281,082	(3)
Value of Continuing Employee Benefits	$17,842	(4)	$35,684	(4)
Total	$7,781,842		$16,030,766

(1)	This amount assumes that, on the date of termination (assumed to be January 31, 2023), the remaining term of Mr. Aaron’s employment agreement is one year. The cash payment is based on Mr. Aaron’s salary, as of January 31, 2023 and his annual cash incentive for the fiscal year ended January 31, 2023 and is composed of $950,000 of salary and $6,814,000 of annual cash incentive based on the formula contained in his employment agreement, based upon the Company’s fiscal year 2024 budget. The salary component would be payable in the form of salary continuation, and the annual cash incentive component would be payable when the annual cash incentive would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)	This amount reflects the formula post-change in control separation pay contained in Mr. Aaron’s employment agreement—i.e., 2.0 times the sum of (a) his salary as of January 31, 2023, $950,000, plus (b) his average annual cash incentive for the two preceding fiscal years (assuming that the average annual cash incentive earned by Mr. Aaron during the two fiscal years preceding the fiscal year in which Mr. Aaron’s employment terminates is $6,814,000 based upon the Company’s fiscal year 2024 budget). The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement. The cash severance amount shown in the table would be reduced if and to the extent that the total value of the post-change in control cash severance and benefits (calculated in accordance with tax regulations issued under Section 280G of the Code) is greater than Mr. Aaron’s “280G threshold amount.” Mr. Aaron’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Aaron’s 280G threshold amount was $31,048,522.

(3)	This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

◾	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$750,000	(1)	$1,125,000	(1)
Bonus	$875,000	(2)	$1,312,500	(2)
Accelerated Vesting of Equity Awards	—		$1,224,433	(3)
Value of Continuing Employee Benefits	$17,842	(4)	$26,763	(4)
Total	$1,642,842		$3,688,695

(1)	Assumes a base salary of $750,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $875,000. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Nackman’s 280G threshold amount was $4,470,637. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

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(3)	This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

◾	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$1,900,000	(1)	$1,900,000	(1)
Bonus	$3,600,000	(2)	$3,021,549	(2)
Accelerated Vesting of Equity Awards	—		$3,249,588	(3)
Value of Continuing Employee Benefits	$54,438	(4)	$54,438	(4)
Total	$5,554,438		$8,225,575

(1)	Assumes a base salary of $950,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb’s employment terminates is $1,800,000. Mr. Goldfarb’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2018 through 2022 if a change in control had occurred on January 31, 2023). As of January 31, 2023, Mr. Goldfarb’s 280G threshold amount was $8,225,575. Based upon the figures shown in the table, Mr. Goldfarb’s post-change in control payments and benefits exceeded his 280G threshold amount and, therefore, his severance payments were reduced by $578,451.

(3)	This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2023, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2023 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

CEO PAY RATIO

The total compensation for fiscal 2023 of our Chairman and Chief Executive Officer, Morris Goldfarb, was $5,790,860, as reflected in the Fiscal 2023 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $22,246 for fiscal 2023. As a result, we estimate that the ratio of Morris Goldfarb’s fiscal 2023 annual total compensation to that of our median employee for fiscal 2023 was 260 to 1. The CEO pay ratio is skewed upwards by part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us. Excluding our retail store employees, the median annual compensation for G-III employees, excluding Morris Goldfarb, was $42,000 for fiscal 2023 and the ratio of Morris Goldfarb’s fiscal 2023 annual compensation to that of our median non-retail store employees for fiscal 2023 was 138 to 1.

As of December 31, 2022, G-III employed 4,945 employees worldwide, of which approximately 64% were employed in the U.S., 12% were employed in Asia and 23% were employed in Europe. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department.

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2022, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2023 Summary Compensation Table included in this Proxy Statement. We did not annualize the compensation for any employee employed for less than the calendar year 2022.

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Executive Compensation

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

FISCAL 2023 PAY vs. PERFORMANCE

The following table sets forth the pay versus performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average		Value of Initial Fixed $100
	Summary		Summary	Average	Investment Based On:
	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Actually Paid	Table Total for	Actually Paid to	Total Share-	Total Share-		Pre-tax
Year	for PEO	to PEO (1)	Non-PEO NEOs	Non-PEO NEOs (1)	Holder Return	Holder Return	Net Income	Net Income
2023	5,790,860	(3,406,531)	3,371,945	169,702	$ 62.18	$ 115.37	(134,382)	(138,170)
2022	24,942,778	26,290,697	5,854,421	6,494,398	$ 99.85	$ 136.66	200,101	270,976
2021	9,430,654	11,627,793	3,584,783	4,447,687	$ 99.38	$ 125.32	23,523	35,726
(1)

The dollar amounts shown in these columns reflect compensation actually paid (“CAP”) to Morris Goldfarb and our non-PEO NEOs, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realized in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to any individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below.

RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL TO CAP TOTAL

As shown in the tables below, the CAP totals represent the Summary Compensation Table totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding, vested, or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year.

	Reported Summary
	Compensation Table	Reported Value	Equity Award	Compensation Actually
Year	Total for PEO	of Equity Awards (1)	Adjustments (2)	Paid to PEO
2023	5,790,860	(4,499,972)	(4,697,419)	(3,406,531)
2022	24,942,778	(16,167,626)	17,515,545	26,290,697
2021	9,430,654	(3,682,500)	5,879,639	11,627,793
(1)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(2)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

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Executive Compensation

	(a)	(b)	(c)	(d)	(e)

PEO				Year over Year	Fair Value at
				Change in Fair	the End of the
		Year over Year	Fair Value as	Value of	Prior Year of
	Year End Fair	Change in Fair	of Vesting Date	Equity Awards	Equity Awards
	Value of	Value of	of Equity	Granted in	that Failed to	Total
	Outstanding	Outstanding and	Awards Granted	Prior Years that	Meet Vesting	Equity
	and Unvested	Unvested Equity	and Vested in	Vested in	Conditions	Award
Year	Equity Awards	Awards	the Year	the Year	in the Year	Adjustments
2023	908,731	(5,474,346)	—	(131,804)	—	(4,697,419)
2022	4,322,272	769,298	12,167,656	256,319	—	17,515,545
2021	10,140,000	(3,026,909)	—	(1,233,452)	—	5,879,639

The tables below reflect the average total compensation of our non-PEO NEOs, as calculated in the Summary Compensation Table for each of the years shown. Our non-PEO NEOs are the following individuals: for fiscal 2023, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb; and for fiscal 2022 and 2021, Sammy Aaron, Neal Nackman, Wayne Miller, who ceased being a NEO effective July 1, 2021, and Jeffrey Goldfarb.

	Average Reported
	Summary Compensation			Average Compensation
	Total Table for	Average Reported Value	Average Equity	Actually Paid
Year	Non-PEO NEOs	of Equity Awards (3)	Award Adjustments (4)	to Non-PEO NEOs
2023	3,371,945	(1,666,643)	(1,535,600)	169,702
2022	5,854,421	(2,420,636)	3,060,612	6,494,398
2021	3,584,783	(1,464,408)	2,327,311	4,447,687
(3)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(4)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

	(a)	(b)	(c)	(d)	(e)

Non-PEO					Average
NEO's				Year over Year	Fair Value at
			Average	Average Change	the End of the
		Year over Year	Fair Value as	in Fair Value	Prior Year of
		Average Change	of Vesting Date	of Equity	Equity Awards	Total
	Average	in Fair Value	of Equity	Awards Granted	that Failed to	Average
	Year End Fair	of Outstanding	Awards Granted	in Prior Years	Meet Vesting	Equity
	Value of	and Unvested	and Vested in	that Vested in	Conditions	Award
Year	Equity Awards	Equity Awards	the Year	the Year	in the Year	Adjustments
2023	448,751	(1,939,445)	—	(44,906)	—	(1,535,600)
2022	1,411,940	294,826	1,113,980	239,867	—	3,060,612
2021	4,032,340	(1,170,614)	—	(534,415)	—	2,327,311

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Executive Compensation

RELATIONSHIP BETWEEN CAP AND FINANCIAL PERFORMANCE

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below illustrates the relationship between Company TSR and that of the S&P 500 Textiles, Apparel & Luxury Goods Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by, or actually paid to, the NEOs during the applicable years.

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Executive Compensation

DIRECTOR COMPENSATION

The annual cash retainer paid to our Non-Employee Directors for service as a director of G-III is $75,000. In addition, members of the Audit and Compensation Committees receive an annual retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual retainer of $7,000. During fiscal 2023, an Ad Hoc Committee of independent directors was formed to review employment agreements in effect between the Company and our Chairman and CEO and our Vice Chairman and President. Members of the Ad Hoc Committee received no additional compensation.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$6,000

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $130,000. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and that the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000. Grants made prior to this year’s Annual Meeting vested over a period of three years. Grants to be made at this year’s Annual Meeting will vest on the first anniversary of the date of the Annual Meeting. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2023 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to each person who served as a Director for all or part of the fiscal year ended January 31, 2023, other than Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Jeanette Nostra, who ceased being a director as of June 9, 2022 when she did not stand for reelection. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves

2023 PROXY STATEMENT / 53

Executive Compensation

as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb is reported in the Fiscal 2023 Summary Compensation Table appearing elsewhere in this Proxy Statement. Jeanette Nostra did not receive any compensation for her services as a director because she is a senior advisor to G-III and is compensated as our employee.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($) (2)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	98,000	144,976	(3)	—	—	242,976
Alan Feller	105,000	154,996	(3)	—	—	259,996
Victor Herrero	75,000	129,998	(3)	—	—	204,998
Robert L. Johnson	82,000	129,998	(3)	—	—	211,998
Patti H. Ongman	68,966	129,998	(3)			198,964
Laura Pomerantz	85,000	129,998	(3)	—	—	214,998
Willem van Bokhorst (4)	31,875	—	(3)	—	—	31,875
Cheryl Vitali	82,000	129,998	(3)	—	—	211,998
Lisa Warner Wardell (5)	68,966	129,998	(3)			198,964
Richard White	152,000	179,994	(3)	—	—	331,994

(1)	The amount indicated includes the annual cash retainer for directors, annual cash retainers to members of the Audit, Compensation and Nominating and Corporate Governance Committees and annual payments to the Lead Independent Director and chairs of committees.

(2)	At January 31, 2023, the directors named in the table above held unvested RSUs as follows: Mr. Thomas J. Brosig, 11,881 RSUs; Mr. Alan Feller, 12,812 RSUs; Mr. Victor Herrero, 10,485 RSUs; Mr. Robert L. Johnson, 9,496 RSUs; Ms. Ongman, 5,086 RSUs; Ms. Laura Pomerantz, 10,485 RSUs; Ms. Cheryl Vitali, 10,485 RSUs; Ms. Wardell, 5,086 RSUs; and Mr. Richard White, 15,141 RSUs.

(3)	In fiscal 2023, our Compensation Committee granted each of our non-employee directors then serving on the Board (Thomas J. Brosig, Alan Feller, Victor Herrero, Robert L. Johnson, Laura Pomerantz, Patti H. Ongman, Cheryl Vitali, Lisa Warner Wardell and Richard White) RSUs that enable each of them to receive up to 5,086 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 1,956 RSUs to Mr. White in recognition of his service as Lead Independent Director, an additional 978 RSUs to Mr. Feller in recognition of his service as Chair of the Audit Committee and an additional 586 RSUs to Mr. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2022 Annual Meeting and vest over a three-year period. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the date of the 2022 Annual Meeting, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2023.

(4)	Willem van Bokhorst did not to stand for reelection at the 2022 Annual Meeting and was a director until June 9, 2022. The vesting of Mr. Bokhorst’s outstanding 6,402 RSU’s were accelerated upon his retirement from the Board on June 9, 2022.

(5)	Lisa Warner Wardell has decided not to stand for reelection at the 2023 Annual Meeting.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Fourteen directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the fourteen persons named below to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Lisa Warner Wardell, a current director of the Company, advised us that she will not stand for reelection at the Annual Meeting. Dr. Joyce F. Brown, Mike Shaffer and Andrew Yaeger are new director nominees at the Annual Meeting. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director and director nominee with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

DIRECTOR NOMINEES

MORRIS GOLDFARB Chairman of the Board and Chief Executive Officer, G-III	Age: 72 Director since: 1974 Committees: • None

Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974.

Qualifications

Mr. Goldfarb has significant knowledge of all facets of our company. His long history with G-III, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

SAMMY AARON Vice Chairman and President, G-III; Chief Executive Officer, Calvin Klein divisions	Age: 63 Director since: 2005 Committees: • None

Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016. Mr. Aaron is also the Chief Executive Officer of our Calvin Klein divisions.

Qualifications

Mr. Aaron has over 35 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

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Proposal No. 1 Election of Directors

THOMAS J. BROSIG Former President, Nikki Beach Worldwide; and former President and Chief Executive Officer, Penrod’s Restaurant Group Independent	Age: 73 Director since: 1992 Committees: • Audit • Nominating and Corporate Governance Financial Expert

Mr. Brosig is currently retired. From January 2017 until June 2020, Mr. Brosig was President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Mr. Brosig was a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. He served as a director of Griffon Corporation from 2015 to 2023.

After the Annual Meeting, it is expected that Mr. Brosig will be appointed to the Compensation Committee and will no longer serve on the Audit Committee.

Qualifications

Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

DR. JOYCE F. BROWN President, Fashion Institute of Technology Independent	Age: 76 New Nominee

Dr. Joyce F. Brown has been President of Fashion Institute of Technology (FIT) since 1998. She has over 40 year’s experience in public higher education. Before her position at FIT, she held a number of senior administrative posts at City University of New York (CUNY), including acting president of Bernard Baruch College and vice chancellor of the university. She was professor of counseling psychology at the Graduate School and University Center of CUNY, where she is currently a professor emerita. Dr. Brown also served as a New York City deputy mayor for public and community affairs during the David Dinkins administration.

Dr. Brown also serves as president of The FIT Foundation, an advisory and support body to FIT. She served on the board of Ralph Lauren Corporation from 2001 to 2020.

Qualifications

Dr. Brown has had a long and distinguished career as a leader of a premier institution involved in the fashion and apparel industries and is expected to bring her expertise and experience to the benefit of our Board.

ALAN FELLER Former Chief Financial Officer, G-III Independent	Age: 81 Director since: 1996 Committees: • Audit Financial Expert

Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant.

Qualifications

Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

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Proposal No. 1 Election of Directors

JEFFREY GOLDFARB Executive Vice President and Director of Strategic Planning, G-III	Age: 46 Director since: 2009 Committees: • None

Mr. Goldfarb has been our Executive Vice President and Director of Strategic Planning since June 2016. From 2004 to June 2016, Mr. Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Delivering Good, a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney.

Qualifications

Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

VICTOR HERRERO Global Chief Executive Officer, and Director of Lovisa Holdings, Ltd. Independent	Age: 53 Director since: 2019 Committees: • None

Mr. Herrero was appointed Chief Executive Officer and Director of Lovisa Holdings, Ltd, an Australian public company engaged in the retail sale of fashion jewelry and accessories, in October 2021. Mr. Herrero was Chief Executive Officer and Executive Chairman of Clarks, an international shoe manufacturer and retailer from March 2021 to October 2021. Mr. Herrero was Chief Executive Officer and a Director of Guess?, Inc., the global lifestyle brand, from August 2015 to February 2019. Prior to joining Guess?, starting in 2003, he spent more than 12 years at Inditex Group, a large fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius, holding several senior executive roles. Mr. Herrero served on the board of directors of Clarks from 2019 to 2021, Global Fashion Group, a Xetra-listed company in Germany, from 2019 to 2023 (currently no longer on the board of directors) and Viva China Holdings, Ltd., a Hong Kong exchange public company, from 2020 to 2023 (currently no longer on the board of directors).

After the Annual Meeting, it is expected that Mr. Herrero will be appointed to the Audit Committee.

Qualifications

Mr. Herrero’s extensive business experience in Europe and Asia, two of the areas in which we are expanding our business, and his experience and operational knowledge in the retail and apparel industries are of great value to us.

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Proposal No. 1 Election of Directors

ROBERT L. JOHNSON Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET) Independent	Age: 76 Director since: 2020 Committees: • Nominating and Corporate Governance Other Current Public Company Boards: • RLJ Lodging Trust

Mr. Johnson is the founder and Chairman of The RLJ Companies, an innovative business network, and owns or holds interests in businesses operating in hotel real estate, private equity, 401(k) fintech services, automobile dealerships, content streaming, gaming and sports betting. Prior to forming The RLJ Companies in 2004, Mr. Johnson was founder, chairman and chief executive officer of Black Entertainment Television (BET), the nation’s first Black-owned cable television network. He continued to serve as chief executive officer of BET until 2006. Mr. Johnson has served as Chairman of the Board of Trustees of RLJ Lodging Trust (NYSE: RLJ) since 2011.  In addition, he served on the Board of Directors of (i) KB Home from 2008 to 2022, (ii) Elevate Credit, Inc. from 2014 to 2021 and (iii) Discovery, Inc. from 2021 to 2022.

Qualifications

Mr. Johnson’s success as a business leader and entrepreneur, as well as his experience in critical areas such as real estate, finance, brand development and multicultural marketing, are of great value to us. In addition, he brings experience from having served on the board of directors of several publicly-traded companies, including service on audit, governance and compensation committees, and has a proven commitment to serving minority and underserved consumers.

PATTI H. ONGMAN Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s Independent	Age: 67 Director since: 2022 Committees: • Compensation

Ms. Ongman is an independent retail consultant and serves as an external advisor to a leading international consulting company.  Ms. Ongman served in various capacities with Macy’s Inc. from 1979 until her retirement from Macy’s in February 2021. Most recently she served as Chief Merchandising Officer for Macy’s from January 2019 to February 2021 where she led Macy’s merchandising strategy including merchandise planning, financial planning, product development and pricing.  She was also involved in the combination of retail stores with the digital business at Macy’s. Prior to that, she served in several leadership roles within Macy’s including Chief Planning Officer, Executive Vice President of Omni Channel Strategy, Regional Director of Stores, and various other merchandising roles.

She is a director of New Yorkers for Children (NYFC), where she serves on the Audit Committee.  NYFC ensures and protects the safety and well-being of NYC’s children, with a focus on youth transitioning out of foster care.

Qualifications

Ms. Ongman’s extensive omni-channel retail operations experience, along with her merchandising, financial planning and product development experience, provides valuable insight and perspectives to our Board.

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Proposal No. 1 Election of Directors

LAURA POMERANTZ Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield; Principal and Chief Executive Officer, Laura Pomerantz Real Estate LLC Independent	Age: 75 Director since: 2005 Committees: • Compensation Other Current Public Company Boards: • Retail Opportunity Investments Corp.

Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 2007, she has served as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz served as a director of Mack-Cali Realty Corporation from 2019 to 2020.

Qualifications

Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

MICHAEL SHAFFER Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp. Independent	Age: 60 New Nominee Committees: • Audit Financial Expert Other Current Public Company Boards: • Torrid Holdings Inc.

Mr. Shaffer is currently retired. Mr. Shaffer was Executive Vice President, Chief Operating and Financial Officer of PVH Corp. from May 2006 to October 2021 where he oversaw the retail division, treasury, corporate finance, information technology and logistics services.  Mr. Shaffer joined PVH Corp. in 1990 and held numerous positions in its wholesale and retail divisions. Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 30 years of diverse financial management and executive leadership experience in the apparel and financial industries. Mr. Shaffer is currently a director of Torrid Holdings Inc. (NYSE: CURV). Mr. Shaffer is expected to be elected to the board of directors of The Children’s Place (Nasdaq: PLCE) in May 2023. In addition, he served on the Board of Directors of Build-A-Bear Workshops from 2014 through 2019.

Assuming election as a director at the Annual Meeting, Mr. Shaffer is expected to be appointed to our Audit Committee.

Qualifications

Mr. Shaffer’s extensive knowledge and experience in both financial and business operations in the retail and apparel industries are expected to be of great value to us.

2023 PROXY STATEMENT / 59

Proposal No. 1 Election of Directors

CHERYL VITALI Global President of L’Oreal’s American Luxury Brands Independent	Age: 61 Director since: 2011 Committees: • Nominating and Corporate Governance

Ms. Vitali has served in various capacities at L’Oréal since 2003. She has been Global President of L’Oréal’s American Luxury Brands since January 2020 overseeing the global brand equity and brand strategy for Kiehl’s, Urban Decay, IT Cosmetics and Clarisonic. Prior to that, she was the General Manager for the Kiehl’s Worldwide division of L’Oréal for ten years. Other positions with L’Oréal included serving as Senior Vice President—Marketing for the Lancôme brand from 2009 to 2010 and for the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oréal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company, and Procter and Gamble.

Qualifications

Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product and branding expertise that is of great benefit to our Board.

RICHARD WHITE Chief Executive Officer, Aeolus Capital Group LLC Independent	Age: 69 Director since: 2003 Committees: • Audit • Compensation • Nominating and Corporate Governance Financial Expert Lead Independent Director

Mr. White has been Chief Executive Officer of Aeolus Capital Group LLC, a financial and strategic management advisory firm, since May 2017. From June 2004 until April 2017, Mr. White was a Managing Director and head of the Private Equity and Special Investments Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1997 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, the successor to Oppenheimer & Co., Inc. by acquisition. From 2004 until May 2020, Mr. White was a director of Escalade Inc., a manufacturer, importer and distributor of sporting goods. From 2017 to February 2023, Mr. White served as a director of PARTS iD, Inc., formerly Legacy Acquisition Corp. Mr. White previously served as a director of G-III from November 1991 to July 1993.

Qualifications

Mr. White is a Certified Public Accountant and has been a high-level participant in private equity investing and investment banking and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

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Proposal No. 1 Election of Directors

ANDREW YAEGER Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc. Independent	Age: 45 New Nominee

Mr. Yaeger has been the Global Head of Jefferies’ Strategic Equity Transactions Group since summer 2021. From 2004 until 2021, Mr. Yaeger held various leadership roles within Deutsche Bank, including Global Head of the Strategic Equity Transactions Group. Prior to that position, he held key positions in the Equity Capital Markets group of Deutsche Bank in the U.S., as well as in their Structuring Group that worked across equity, credit, interest rates and foreign currencies. Prior to Deutsche Bank, he worked at Bear Stearns in investment banking and derivatives for five years.

Qualifications

Mr. Yaeger’s extensive knowledge and experience in capital markets, strategic transactions and financing are expected to be of great value to us.

Committee Chair

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

The Board of Directors deems the election as directors of the fourteen nominees listed above to be in the best interests of G-III and our stockholders and recommends a vote FOR their election.

2023 PROXY STATEMENT / 61

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2017 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation, subject to the outcome of Proposal No. 3.

The “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and has conducted extensive stockholder outreach to actively solicit input that helped shape the Compensation Committee’s design of our company’s executive compensation program. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any additional actions are necessary to address those concerns. The Compensation Committee considers the results of the say on pay vote as part of its decision-making process and is committed to remain responsive to shareholder priorities, with the goal of earning consistent high levels of shareholder support.  More broadly, as demonstrated by our continuing, active outreach to our stockholders, we value their opinions on executive compensation, as expressed not only in their Say on Pay votes but in our dialogues throughout the year.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

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PROPOSAL NO. 3 ADVISORY VOTE ON the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

The Dodd-Frank Act requires that, at least every six years, our stockholders indicate how frequently we should seek an advisory vote (non-binding) on the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, commonly known as the “say on frequency” vote. At the 2017 Annual Meeting of Stockholders, the advisory vote by our stockholders recommended that we conduct advisory votes on compensation of our named executive officers, commonly known as the “say on pay” vote, every year. By voting on this proposal, which is also advisory and non-binding, stockholders may indicate whether they would prefer a “say on pay” vote every year, once every two years, or once every three years.

After careful consideration of this proposal, the Board has determined that an advisory vote on compensation of our named executive officers that occurs every year is the most appropriate alternative. The Board believes that an annual advisory vote on compensation of our named executive officers has allowed our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year and believes that this practice should continue. The Board understands that our stockholders may have different views as to what is the best approach for G-III and looks forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on compensation of our named executive officers.

The proxy card provides our stockholders with the opportunity to choose among four alternatives with respect to this proposal (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be simply voting to approve or disapprove the Board’s recommendation.

The alternative that receives the greatest number of votes (holding the vote every one, two or three years) will be the frequency that stockholders choose. Abstentions will not be taken into account in determining the outcome of the vote. Brokers do not have discretion to vote uninstructed shares with respect to this proposal. Accordingly, if brokers do not receive voting instructions from beneficial owners of the shares, they will not be able to vote the shares and broker non-votes may occur with respect to this proposal. However, broker non-votes will not affect the outcome of the vote.

Although the vote on the frequency of the “say on pay” vote is advisory and nonbinding, our Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on compensation of our named executive officers.

Our Board and our Compensation Committee strongly believe that our stockholders should vote for ONE YEAR with respect to Proposal No. 3—Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers.

2023 PROXY STATEMENT / 63

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2023 as prepared by management and audited by Ernst & Young LLP and has discussed these financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

RECOMMENDATION

In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2023 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Alan Feller, Chairman
Thomas J. Brosig
Lisa Warner Wardell
Richard White

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2023	2022
Audit fees	$3,909,000	$3,411,000
Audit-related fees	622,000	685,000
Tax fees	1,480,000	1,492,000
All other fees	-	-
Total	$6,011,000	$5,588,000

AUDIT FEES

Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and statutory audits of foreign subsidiaries during each fiscal year.

AUDIT-RELATED FEES

Audit-related fees included financial due diligence procedures performed with respect to the Karl Lagerfeld acquisition.

TAX FEES

Tax fees include services related to U.S. federal, state and local and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies and assistance on miscellaneous international tax issues. For fiscal year 2023, tax fees also include due diligence procedures performed for potential acquisitions.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

2023 PROXY STATEMENT / 65

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2024. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2023. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors deems Proposal No. 4 to be in the best interests of us and our stockholders and recommends a vote FOR approval thereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has adopted a written Related Party Transactions Policy. The Policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this Policy. However, our Policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in this Proxy Statement and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President and Director of Strategic Planning. Mr. Goldfarb has been employed by us since 2002 in several different capacities. He is also a member of our Board of Directors and a Named Executive Officer. His compensation for the fiscal year ended January 31, 2023 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2023 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this Proxy Statement.

2023 PROXY STATEMENT / 67

STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2024 must be received by us no later than January 6, 2024 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2024 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 10, 2024. If notice is not provided by that date, the persons named in the proxy for the 2024 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2024 Annual Meeting. All notices should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of G-III shares which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. The proposing stockholder should also comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

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OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 5, 2023

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

2023 PROXY STATEMENT / 69

APPENDIX a

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

	Year ended January 31,
	2023	2022
	(Unaudited)
Net income (loss) attributable to G-III Apparel Group, Ltd.	$(133,061)	$200,593

Karl Lagerfeld investment gain	(27,071)	-
Asset impairments and gain on lease terminations	349,686	1,455
Expenses related to Karl Lagerfeld acquisition	13,895	2,093
Bonus accrual expense reversed due to goodwill impairment charge	(17,900)	-
Depreciation and amortization	27,762	27,626
Interest and financing charges, net	56,602	49,666
Income tax expense	(3,788)	70,875

Adjusted EBITDA, as defined	$266,125	$352,308

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net and income tax expense and excludes (i) the gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities, (ii) asset impairments, including the goodwill write-down of $347.2 million, net of gain on lease terminations, (iii) expenses related to the Karl Lagerfeld transaction that included incentive compensation, professional fees, amortization of inventory valuation adjustments and foreign currency losses and (iv) bonus accrual expense reversed due to the goodwill impairment recognized at year end. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

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G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In thousands)

	Year ended January 31,
	2023	2022
	(Unaudited)
GAAP net income (loss) attributable to G-III Apparel Group, Ltd.	$(133,061)	$200,593

Excluded from non-GAAP:
Karl Lagerfeld investment gain	(27,071)	-
Asset impairments and gain on lease terminations	349,686	1,455
Expenses related to Karl Lagerfeld acquisition	13,895	2,093
Non-cash imputed interest	6,947	6,385
Bonus accrual expense reversed due to goodwill impairment charge	(17,900)	-
Income tax impact of non-GAAP adjustments	(53,737)	(2,602)

Non-GAAP net income attributable to G-III Apparel Group, Ltd., as defined	$138,759	$207,924

Non-GAAP net income (loss) is a “non-GAAP financial measure” that excludes (i) gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities, (ii) asset impairments, net of gain on lease terminations, including the goodwill write-down of $347.2 million, (iii) expenses related to the Karl Lagerfeld transaction that include incentive compensation, professional fees, amortization of inventory valuation adjustments and foreign currency losses, (iv) non-cash imputed interest expense and (v) bonus accrual expense reversed due to the goodwill impairment recognized at year end. For fiscal 2023, the income tax impact of non-GAAP adjustments is calculated using an effective tax rate derived from our results of operations excluding the non-GAAP adjustments. For fiscal 2022, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

2023 PROXY STATEMENT / 71

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Diluted Net Income (Loss) Per Share to Non-GAAP Diluted Net Income Per Share

	Year ended January 31,
	2023	2022
	(Unaudited)
GAAP diluted net income (loss) attributable to G-III Apparel Group, Ltd. per common share	$(2.79)	$4.05
Adjustment from GAAP diluted shares to Non-GAAP diluted shares (1)	0.06	-

Excluded from non-GAAP:
Karl Lagerfeld investment gain	(0.56)	-
Asset impairments and gain on lease terminations	7.18	0.03
Expenses related to Karl Lagerfeld acquisition	0.29	0.04
Non-cash imputed interest	0.14	0.13
Bonus accrual expense reversed due to goodwill impairment charge	(0.37)	-
Income tax impact of non-GAAP adjustments	(1.10)	(0.05)

Non-GAAP diluted net income attributable to G-III Apparel Group, Ltd. per common share, as defined	$2.85	$4.20

Non-GAAP diluted shares (1)	48,694.00	49,516.00

(1)	Represents adjustment for shares used to calculate diluted earnings per share. Due to our recording a GAAP net loss for the fourth quarter and fiscal year 2023, diluted shares is the same as basic shares for GAAP. When applying non-GAAP exclusions our results move from a net loss to net income position.

Non-GAAP diluted net income (loss) per common share is a “non-GAAP financial measure” that excludes (i) gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities, (ii) asset impairments, including the goodwill write-down of $347.2 million, net of gain on lease terminations, (iii) expenses related to the Karl Lagerfeld transaction that include incentive compensation, professional fees, amortization of inventory valuation adjustments and foreign currency losses, (iv) non-cash imputed interest expense and (v) bonus accrual expense reversed due to the goodwill impairment recognized at year end. For fiscal 2023, the income tax impact of non-GAAP adjustments is calculated using an effective tax rate derived from our results of operations excluding the non-GAAP adjustments. For fiscal 2022, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

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G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:						◻

	The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2 and 4 and 1 Year for Proposal 3.

1.	Election of directors:	01	Morris Goldfarb	06	Jeffrey Goldfarb	11	Michael Shaffer	◻	Vote FOR all nominees	◻	Vote WITHHELD from all nominees
		02	Sammy Aaron	07	Victor Herrero	12	Cheryl Vitali		(except as marked)
		03	Thomas J. Brosig	08	Robert L. Johnson	13	Richard White
		04	Dr. Joyce F. Brown	09	Patti H. Ongman	14	Andrew Yaeger
		05	Alan Feller	10	Laura Pomerantz

					Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the compensation of named executive officers:					◻	For	◻	Against	◻	Abstain

3.	Advisory vote on the frequency of future advisory votes on the compensation of our named executive officers:					◻	1 Year	◻	2 Years	◻ ◻	3 Years Abstain

4.	Proposal to ratify the appointment of Ernst & Young LLP:					◻	For	◻	Against	◻	Abstain

4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2, 1 Year for Proposal No. 3 and FOR Proposal No. 4. Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 8, 2023

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 8, 2023

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 8, 2023, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.